EXHIBIT 10.1

CONFIDENTIAL	Execution Copy

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

AMENDED AND RESTATED LICENSE,

COMMERCIALIZATION AND SUPPLY AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

ESPRIT PHARMA, INC.

dated

September 18, 2007

6.	PAYMENTS AND STATEMENTS		39

	6.1	Upfront and Milestone Payments	39
	6.2	Sublicensing Royalties, Minimum Royalties and Third Party Royalties	40
	6.3	Sales Force Reimbursement	44
	6.4	Reports and Payments	45
	6.5	Audits	47
	6.6	License to Dominating Patent	48

7.	REPRESENTATIONS AND WARRANTIES		48

	7.1	General Representations	48
	7.2	Additional Representations and Warranties of Indevus	49
	7.3	Additional Representations and Warranties of Esprit	51
	7.4	Disclaimer of Additional Warranties	51
	7.5	Limitation of Liability	51

8.	PATENT MATTERS		52

	8.1	Ownership	52
	8.2	Maintenance and Prosecution	52
	8.3	Third Party Infringement	53
	8.4	Third Party Intellectual Property	54
	8.5	Patent Term Extensions	54
	8.6	Conflict with Certain Existing Agreements	55

9.	TRADEMARK MATTERS		55

	9.1	General	55
	9.2	Maintenance	55
	9.3	Use of Trademark	55
	9.4	Enforcement	55
	9.5	Avoidance of Confusion	56
	9.6	Trademark Security Interest	56

10.	ADVERSE EXPERIENCES		56

11.	CONFIDENTIALITY AND PUBLICITY		57

	11.1	Non-Disclosure and Non-Use Obligations	57
	11.2	Permitted Disclosure of Proprietary Information	58
	11.3	Disclosure of Agreement to Governmental Authority	58
	11.4	Publications	59
	11.5	Other Public Statements	59

12.	TERM AND TERMINATION		60

	12.1	Term and Expiration	60
	12.2	Early Termination	60
	12.3	Rights Not Affected	61

	12.4	Effect of Expiration or Termination	62

13.	INDEMNIFICATION AND INSURANCE		63

	13.1	Indemnity	63
	13.2	Esprit Indemnification	63
	13.3	Indevus Indemnification	63
	13.4	Indemnification Procedure	64
	13.5	Defense of Claims	64
	13.6	Settlement of Indemnified Claims	65
	13.7	Product Liability Claims	65
	13.8	Insurance	67

14.	ORDERS AND SUPPLY		67

	14.1	Orders and Terms of Sale	67
	14.2	Misdirected Orders	67
	14.3	Product Returns	67
	14.4	Supply Obligations	68
	14.5	Forecasts for Products	68
	14.6	Purchase Orders	70
	14.7	Delivery	70
	14.8	Supply Price and Payments	71
	14.9	Conformity; Specifications; Quality Control	72
	14.10	Inspection; Non-conformance	73
	14.11	Inventory Management	74
	14.12	Shortages; Failure to Supply	74
	14.13	Assumption of Processing Activities	75
	14.14	Ex-US Supply Agreement	77

15.	MISCELLANEOUS		77

	15.1	Force Majeure	77
	15.2	Assignment	77
	15.3	Severability	78
	15.4	Notices	78
	15.5	Specific Performance	79
	15.6	Applicable Law and Venue	80
	15.7	Entire Agreement	80
	15.8	Independent Contractors	80
	15.9	Waiver	80
	15.10	Headings; References; Interpretation	80
	15.11	Release	81
	15.12	Counterparts	81

THIS AMENDED AND RESTATED LICENSE, COMMERCIALIZATION AND SUPPLY AGREEMENT (the “Agreement”) is made as of September 18, 2007 (the “Execution Date”), and, except as otherwise specified herein, is to become effective on the Effective Date (as defined below), by and between INDEVUS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, MA 02421, United States (“Indevus”), and ESPRIT PHARMA, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 2 Tower Center Boulevard, East Brunswick, NJ 08816, United States (“Esprit”).

RECITALS

WHEREAS, Odyssey Pharmaceuticals, Inc. and Indevus entered into a certain License, Commercialization and Supply Agreement, effective as of April 6, 2004, as amended by Amendment No. 1 thereto, dated as of April 30, 2005, as further amended by the Amendment and Consent Agreement, dated as of May 14, 2005 by and among Indevus, Odyssey Pharmaceuticals, Inc. and Esprit (f/k/a Saturn Pharmaceuticals, Inc.) (collectively, the “Original Agreement”);

WHEREAS, pursuant to a certain Asset Purchase Agreement, effective as of May 14, 2005, Odyssey Pharmaceuticals, Inc. assigned to Esprit (formerly known as “Esprit Pharma Holding Company, Inc.” and prior to that “Saturn Pharmaceuticals, Inc.”) the rights of Odyssey Pharmaceuticals, Inc., and Esprit assumed the obligations of Odyssey Pharmaceuticals, Inc., in and under the Original Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Esprit Pharma Holding Company, Inc. (“Esprit Holding”), the current parent company of Esprit is entering into an Agreement and Plan of Merger by and among Allergan, Inc., a Delaware corporation (“Allergan”), Andrew Einhorn, solely in his capacity as the Escrow Participants’ Representative, Esmerelde Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Allergan, and Esprit Holding (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Esmerelde Acquisition, Inc. will merge with and into Esprit Holding, and Esprit Holding will survive the merger as a wholly-owned subsidiary of Allergan; and

WHEREAS, Indevus and Esprit desire to amend and restate the Original Agreement to reflect the agreements of the Parties to be effective as of the Effective Date or, as specifically set forth in Article 14, on the Execution Date, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indevus and Esprit hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Adverse Experience” or “AE(s)” means adverse drug experiences, as defined by 21 CFR Section 314.80.

1.3 “Affiliate” of a Party means (i) any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.4 “Agreement Term” has the meaning set forth in Section 12.1.

1.5 “Allergan” has the meaning set forth in the Recitals.

1.6 “Annual Purchased Amount” means, with respect to Finished Product and/or Samples of Trospium Twice-Daily the sum of (a) the amount of such Finished Product and/or Samples that is delivered to Esprit during any one (1) year period commencing on September 1, 2007 or an anniversary thereof plus (b) the amount of such Finished Product and/or Samples subject to accepted and open (non-cancelled) firm Purchase Orders submitted by Esprit and requesting delivery during the applicable annual period, in accordance with the terms and conditions of Article 14, if such Finished Product and/or Samples have not been delivered on a timely basis through no fault of Esprit.

1.7 “Batch” means a specific quantity of Product or Compound that is produced in a process or series of processes according to a single manufacturing order during the same cycle of manufacture so that it is homogeneous within specified limits. The batch quantities are approximately * tablets for Trospium Twice-Daily and are estimated to be approximately * capsules for Trospium Once-Daily.

1.8 “Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.9 “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

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1.10 “Calendar Year” means (a) for the first Calendar Year of the Agreement Term, the period beginning on the Effective Date and ending on (i) December 31, 2007 if the Effective Date occurs prior to December 31, 2007 or (ii) December 31, 2008 if the Effective Date occurs after December 31, 2007 and prior to December 31, 2008, (b) for each Calendar Year of the Agreement Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Agreement Term, the period beginning on January 1 of the Calendar Year in which the Agreement terminates or expires and ending on the effective date of expiration or termination of this Agreement.

1.11 “Catalent Agreements” means the (a) Manufacturing and Supply Agreement by and between Catalent Pharma Solutions LLC (“Catalent”) and Indevus, entered into as of September 17, 2007 and (b) Quality Agreement by and between Catalent and Indevus, entered into as of September 13, 2007; in each case, as in effect as of the Execution Date.

1.12 “CFR” means the United States Code of Federal Regulations.

1.13 “cGMP” means current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the CFR, as may be amended from time to time, or any successor thereto.

1.14 “Claims” has the meaning set forth in Section 13.2.

1.15 “Collateral” has the meaning set forth in Section 2.6(b)(i).

1.16 “Commercially Reasonable Efforts” means that degree of skill, effort, expertise, and resources normally used (including the promptness in which such efforts and resources would be applied) consistent with standards generally accepted in the pharmaceutical industry, with respect to the diligent development, manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life as a Product in the Field.

1.17 “Competing Product” means any product in the Field that contains Compound as one of its active ingredients *

1.18 “Compound” means the chemical compound known as Trospium Chloride whose specific chemical name is 3-alpha-benziloyloxynortropane-8-spiro-1’-pyrrolidinium chloride, also known as spiro[8-azoniabicyclo[3,2,1]octane-8,1’-pyrrolidinium]-3-[(hydroxydiphenyl-acetyl)-oxy]chloride((1µ , 3ß, 5µ))-(9Cl) and any related analogues, homologues, derivative and other pharmaceutically active salts.

1.19 “Control” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement with any Third Party.

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1.20 “Copromotion Period” means the period commencing on the Effective Date and expiring on (a) September 30, 2008, or (b) if extended by Indevus in accordance with Section 5.5(b)(ii), on December 31, 2008 or March 31, 2009, as applicable, or (c) the last day of any applicable Cure Period in which Indevus completes its Detail Obligations in accordance with Section 5.5(b)(ii) after the dates set forth in subsections (a) and (b) above.

1.21 “Cure Period” means any two (2) consecutive Calendar Quarters immediately following a Deficient Quarter.

1.22 “Data” means any and all research data, pharmacology data, preclinical data, clinical data and/or all other documentation submitted, or required to be submitted, to the FDA in association with an IND or NDA for a Product (excluding any Drug Master Files (DMFs), Chemistry, Manufacturing and Control (CMC) data, or similar documentation).

1.23 “Deficient Quarter” means any Calendar Quarter in which the Indevus Sales Force fails to deliver * of the Quarterly Indevus Details applicable to such Calendar Quarter.

1.24 “Deploy” means the act of designating a particular employee of Esprit or Indevus as a member of the Esprit Sales Force or Indevus Sales Force, as applicable, and the inception by such member of services to Detail the Products; provided, however, that no such member shall be Deployed without first satisfying the requirements set forth in Section 5.8.

1.25 “Detail” means a face-to-face contact by a Representative with a Target Prescriber in an individual or group practice setting (not including dinner meetings, medical conventions, medical education meetings, Sample drops or incidental contacts that do not otherwise constitute a Detail as defined herein), and during which the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings, and other relevant characteristics of a Product are described by the Representative in a fair and balanced manner consistent with the requirements of the Act and with FDA-approved Product information sheets, and using, as necessary or desirable, the Product Labeling and/or the Promotional Materials. When used as a verb, “Detail” shall mean to engage in a Detail.

1.26 “Development Committee” has the meaning set forth in Section 3.1(a).

1.27 “Effective Date” means the Effective Time (as such term is defined in the Merger Agreement).

1.28 “Esprit Sales Force” has the meaning set forth in Section 5.4(a).

1.29 “Ex-US Supply Agreement” means, if Indevus exercises the Ex-US Supply Option, the agreement to be effective as of the Processing Assumption Date between Indevus and Esprit pursuant to which Esprit shall supply Indevus or its designees with bulk capsules of Trospium Once-Daily prior to being in their finished, labeled and packaged form solely for use outside the Territory.

1.30 “Ex-US Supply Option” has the meaning set forth in Section 14.14.

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1.31 “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.32 “FDA Approval” means with respect to a Product in the Field, all authorizations by the FDA that are required for the marketing of such Product in the United States.

1.33 “Field” means *

1.34 “Finished Product” means Trospium Twice-Daily or Trospium Once-Daily, as applicable, in its finished, labeled and packaged form, ready for distribution in the Field in the Territory.

1.35 “Firm Commitment” has the meaning set forth in Section 14.5(b)(ii).

1.36 “Force Majeure” means, with respect to a Party, any fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party.

1.37 “Forecasted Supply Price” has the meaning set forth in Section 14.8(b)(ii).

1.38 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.39 “Generic Competition” shall be deemed to exist as of any date if Generic Products have a market share in the United States of * or greater of the total unit volume of Trospium Once-Daily in the United States (as so shown by the average of the monthly IMS (or IMS-equivalent) data) for the most recent Calendar Quarter ended prior to such date.

1.40 “Generic Product” means any product containing Compound that is an AB rated equivalent to Trospium Once-Daily as defined in the 23rd edition of Approved Drug Products with Therapeutic Equivalence Evaluations issued by the United States Department of Health and Human Services, for which FDA Approval in the United States has been obtained *

1.41 “Helsinn Agreements” means the (a) API Supply Agreement dated as of November 22, 2006 by and between Indevus and Helsinn Chemicals SA and Helsinn Advanced Synthesis SA (collectively, “Helsinn”) and (b) Quality Technical Agreement dated as of August 21, 2007 by and between Helsinn and Indevus; in case, as in effect as of the Execution Date and as amended from time to time during the Agreement Term.

1.42 “Improvements” means all inventions and know-how, patentable or otherwise, made, created, developed, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates during the Agreement Term, that have application or relate to Compound or Products for use in the Field, including developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage,

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indication, methods of use or packaging and/or sale of Products in the Field, including a process for manufacturing a Product, an intermediate used in such process, a formulation of a Product in the Field, or a use or indication of a Product in the Field.

1.43 “IND” means an Investigational New Drug application, as described in 21 CFR Section 312.23, obtained for purposes of conducting clinical trials in accordance with the requirements of the Act and the regulations promulgated thereunder, including all supplements and amendments thereto, relating to the use of Compound or a Product in the Field.

1.44 “Indevus Intellectual Property” means Indevus Patent Rights and Indevus Know-How.

1.45 “Indevus Invention” has the meaning set forth in Section 8.1.

1.46 “Indevus Know-How” means all unpatented information and Data that are as of the Effective Date or become during the Agreement Term owned or otherwise Controlled by Indevus, including discoveries, Improvements, processes, formulas, inventions, know-how and trade secrets, to the extent necessary or useful for the development, manufacture, and/or commercialization of a Compound or Product in the Field. Indevus Know-How does not include any Patent Rights. Indevus Know-How also includes, other than marketing rights and marketing approvals transferred to Esprit on the NDA Transfer Date, all marketing authorizations and marketing approvals granted by the FDA (e.g., approved NDAs, INDs, and related applications and other forms of marketing authorization) to Indevus for the marketing of Products in the Field in the Territory. Such marketing authorizations and marketing approvals shall be deemed embodiments of Data and Indevus Know-How.

1.47 “Indevus Logo” has the meaning set forth on Schedule 1.47.

1.48 “Indevus Patent Rights” means all Patent Rights in the Territory that are as of the Effective Date or become during the Agreement Term owned or otherwise Controlled by Indevus and that generically or specifically claim, or are otherwise related to, the making, having made, use, offer for sale, sale or importation of Products in the Field or claim any Improvements in the Field made by Indevus, including Indevus’ interest in any Patent Rights in Joint Inventions.

1.49 “Indevus Sales Force” means those Representatives Deployed by Indevus on a full-time basis and the field sales management supervising such Representatives.

1.50 “Indevus Target Prescribers” means those Target Prescribers with whom, pursuant to the terms of this Agreement, the Indevus Sales Force conducts Primary Position Details and/or Secondary Position Details; provided that such Target Prescribers shall be determined from a list of Target Prescribers agreed to in writing between the Parties prior to the Effective Date, as such list may be amended from time to time with the prior written approval of both Parties.

1.51 “Initial Indication” means the use of a Product in the treatment of overactive bladder and/or urinary incontinence.

1.52 “Initial Purchase Order” has the meaning set forth in Section 14.6.

1.53 “Joint Invention” has the meaning set forth in Section 8.1.

1.54 “Launch Period” means the period commencing on the date of launch of Trospium Once-Daily in the United States and expiring on the last day of the (a) fourth (4th) complete Calendar Quarter commencing after such launch date if such launch date is on or after the forty-fifth (45th) day of a Calendar Quarter or (b) third (3rd) complete Calendar Quarter commencing after such launch date if such launch date is prior to the forty-fifth (45th) day of a Calendar Quarter.

1.55 “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any governmental authority.

1.56 “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.57 “Madaus” means Madaus GmbH, a successor to Madaus AG, a company with limited liability organized under the laws of Germany and having its principal office at Colonia-Allee 15, 51067 Cologne, Germany, and any successor thereto.

1.58 “Madaus Agreements” means the Madaus Amendment, Madaus Compound Supply Agreement, Madaus License, Madaus License and Supply Agreement, and the Madaus Supply Agreement, as any of such agreements may be amended from time to time during the Agreement Term.

1.59 “Madaus Amendment” means the Amendment and Agreement by and between Indevus and Madaus, made as of November 3, 2006, as in effect as of the Execution Date.

1.60 “Madaus Compound Supply Agreement” means the Compound Supply Agreement by and between Indevus and Madaus, made as of November 3, 2006, as in effect as of the Execution Date.

1.61 “Madaus License” means the License Agreement by and between Madaus and Indevus effective as of November 26, 1999, as in effect as of the Execution Date and as amended by the Madaus Amendment.

1.62 “Madaus License and Supply Agreement” means the License and Supply Agreement by and between Indevus and Madaus, made as of November 3, 2006, as in effect as of the Execution Date.

1.63 “Madaus Supply Agreement” means the Supply Agreement by and between Indevus and Madaus, made as of December 16, 2002, as in effect as of the Execution Date.

1.64 “Marketing Committee” has the meaning set forth in Section 3.2(a).

1.65 “Merger Agreement” has the meaning set forth in the Recitals.

1.66 “Minimum Requirement” has the meaning set forth in Section 14.5(b)(iii).

1.67 “Minimum Royalties” means the minimum royalties payable to Indevus by Esprit in the applicable Calendar Year determined in accordance with the table set forth in Section 6.2(b)(i).

1.68 “Minimum Royalty Shortfall” has the meaning set forth in Section 6.2(b)(i).

1.69 “NDA” means a New Drug Application as defined in the Act that is submitted under Section 505 (b) of the Act to apply for FDA Approval.

1.70 “NDA Transfer Date” means the earlier of (a) September 30, 2012 and (b) at Esprit’s sole election, the date, if any, that Indevus assigns its rights or obligations under this Agreement to another person or entity in connection with the transfer or sale of Indevus’ business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction.

1.71 “Net Sales” means the gross amount invoiced for all commercial sales of Finished Products to Third Parties in the Field in the Territory by Esprit and its Affiliates, less the following deductions actually allowed or taken in accordance with GAAP:

(a) credits or allowances actually granted for damaged or spoiled Finished Product, returns, recalls or rejections of such Finished Product, and retroactive price adjustments;

(b) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed for such Finished Product;

(c) sales, value added, excise or similar taxes paid or allowed, or other governmental charges imposed upon the importation, use or sale of such Finished Product in the Territory;

(d) fees paid to Third Party distributors and legally allowed chargebacks, rebates or similar payments actually granted to customers with respect to such Finished Product, including managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

(e) freight, postage, shipping and insurance charges related to delivery of such Finished Product; and

(f) any other items that reduce gross sales amounts as required by GAAP.

Sales or other transfers between Esprit and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

1.72 “Original Agreement” has the meaning set forth in the Recitals.

1.73 “Party” means Indevus or Esprit.

1.74 “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof.

1.75 “PDMA” means the United States Prescription Drug Marketing Act of 1987, as amended, or any successor act thereto, and the regulations promulgated thereunder from time to time.

1.76 “Phase IV Clinical Trials” means a human clinical trial for a Product in the Field commenced after receipt of FDA Approval in the United States and that is conducted within the parameters of the FDA Approval for such Product. Phase IV Clinical Trials may include epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of such Product and post-marketing surveillance studies.

1.77 “Primary Position Detail” means a Detail of a Product in the Field in which (a) such Product is the first product Detailed during a Detail to a Target Prescriber, (b) at least * of the total time of the Detail is spent on the presentation of such Product, and (c) the Representative delivers a message to the Target Prescriber in which key attributes of such Product are verbally promoted.

1.78 “Primary Training” has the meaning set forth in Section 5.8(a).

1.79 “Prime Rate” has the meaning set forth in Section 6.4(d).

1.80 “Processing Activities” means the activities required to be undertaken by (a) Indevus or its Third Party Manufacturers in order to manufacture and supply Esprit with Trospium Once-Daily Finished Product and/or Samples prior to the Processing Assumption Date, and (b) in the event the Ex-US Supply Agreement is executed between the Parties, Esprit or its Third Party Manufacturers in order to manufacture and supply Indevus and/or its designees after the Processing Assumption Date with Trospium Once-Daily solely for use outside the Territory either in (i) bulk capsule form prior to being in its finished, labeled and packaged form or (ii) finished, labeled and packaged form.

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1.81 “Processing Assumption Date” means the effective date of Esprit’s assumption of the Processing Activities of Indevus in accordance with the terms of Section 14.13, which date shall be agreed to by the Parties in writing, but in any event shall not be earlier than the Effective Date nor later than June 30, 2008.

1.82 “Product” means any pharmaceutical preparation in final form (or, where the context so indicates, the form under development) containing Compound as a primary active therapeutic ingredient that, except for Samples thereof, requires a prescription from a physician or other health care professional, for use in the Territory.

1.83 “Product Adverse Event” means the occurrence of any of the following: (a) Generic Competition; (b) any materially adverse change to a Trospium Once-Daily Product label such as an FDA-mandated addition of a “Black Box” warning on the Product Labeling of Trospium Once-Daily that is unique to such product among the class of anti-cholinergic drugs for the treatment of overactive bladder; (c) any recall or withdrawal of Trospium Once-Daily mandated by the FDA or reasonably initiated by a Party (other than actions arising out of or resulting from the manufacturing of Trospium Once-Daily on or after the Processing Assumption Date); (d) a determination by a court of competent jurisdiction that a patent owned by a Third Party is infringed by the manufacture, use, sale, offer for sale or importation of Trospium Once-Daily in the Territory; or (e) failure to deliver at least (i) * of Trospium Once-Daily Finished Product and Samples for receipt by Esprit or its designee by * (provided that Esprit provides any modifications requested by Esprit to the trade dress for such Finished Product and Samples on or before *, and the FDA does not reject any such modifications to the trade dress, provided that, if Esprit does not provide such modifications or if the FDA rejects any such modifications to the trade dress, such delivery date shall be extended by a period of time equal to the period between * and the date upon which Esprit provides such modifications or the FDA approves such trade dress, as applicable), (ii) * (not including the * to be delivered by *, as described in subsection (i) above) of Trospium Once-Daily Finished Product and Samples by *, and/or (iii) * (not including the * to be delivered by *, as applicable, as described in subsections (i) and (ii) above) of Trospium Once-Daily Finished Product and Samples by *.

1.84 “Product Label(ing)” has the same meaning as defined in the Act and as interpreted by the FDA.

1.85 “Product Liability Claims” means any and all claims by purchasers or users of Products in the Field, or their family members, insurers, health care providers, subrogees or assignees, seeking damages for personal injury, death, expense, economic loss (including loss of value of such Products), or any other relief or remedy, arising out of or related to any alleged defect in the design, labeling, packaging or marketing of such Products, including a failure to warn.

1.86 “Product NDAs” means the NDAs owned by Indevus as of the Effective Date relating to Trospium Twice-Daily (No. 21-595) and Trospium Once-Daily (No. 22-103), together with all amendments, supplements and updates thereto, as well as the corresponding INDs (with respect to Trospium Twice-Daily, IND 61,381, and with respect to Trospium Once-Daily, IND 71,305).

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1.87 “Product Procurement Costs” means the costs associated with the manufacturing, purchasing, procurement and warehousing of Trospium Twice-Daily, Trospium Once-Daily and Compound, as applicable, and with any other Processing Activities, that are actually incurred by Indevus (provided that in all cases such amounts are not included in, and do not form the basis of, any payments payable by Esprit to Indevus pursuant to Section 6.2(c)), including (a) costs associated with procuring active pharmaceutical ingredients and other materials used to manufacture Finished Products and/or Samples, (b) the cost of transportation, testing, inspections, shrinkage and scrap, related taxes (but in all cases excluding taxes based upon income or receipts), (c) the cost of storage, insurance and any subcontracted costs, and amounts payable to Third Party Manufacturers in connection with the manufacture and supply of Finished Products and/or Samples, including any fees related to minimum purchase requirements, (d) direct labor and, to the extent not in excess of (i)* for Trospium Once-Daily and Trospium Twice-Daily through the Processing Assumption Date, provided the aggregate production Batches do not exceed * through the Processing Assumption Date, and (ii) * annually thereafter for Trospium Twice-Daily provided aggregate annual production Batches do not exceed* (plus, solely with respect to this Section 1.87(d)(ii), the increase on * and each anniversary of such date in the Producer Price Index, Pharmaceutical Preparations (Series ID 325412325412) (as published by the U.S. Bureau of Labor and Statistics (http://www.bls.gov/ppi)) multiplied by such price), overhead costs, including an allocation for Indevus’ internal costs and expenses for supply chain management, including supply chain production planning, the formulation and placement of orders with Third Party Manufacturers, the management of inventories throughout the supply chain process, quality control/quality assurance, regulatory and Third Party Manufacturer oversight and cost accounting and including, with respect to Trospium Once-Daily Finished Product, and (e) an amount equal to the amounts payable by Indevus to Madaus pursuant to Section 3.7(b)(2) of the Madaus License (provided that such amounts are not included in any payments payable by Esprit to Indevus pursuant to Section 6.2(c)).

1.88 “Promotion” means those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering a product for sale. When used as a verb, “Promote” shall mean to engage in such activities.

1.89 “Promotional Materials” means all written, printed or graphic material, other than Product Labeling, packaging, or trade dress, intended for use by Representatives during Details of Trospium Twice-Daily or Trospium Once-Daily under this Agreement, including visual aids, file cards, premium items, clinical studies, reprints, business cards, identification tags and any other promotional support items or advertisements provided in accordance with the terms of the relevant Promotion Plan and Section 5.6.

1.90 “Promotion Plan” means the then-current plan relating to the Promotion of a Product, as contemplated by and in accordance with the requirements of Section 5.2.

1.91 “Proprietary Information” means any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, that is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement.

*	CONFIDENTIAL TREATMENT REQUESTED

1.92 “Pro Rated Minimum Royalty” has the meaning set forth in Section 6.2(b)(i).

1.93 “Purchase Order” has the meaning set forth in Section 14.6.

1.94 “Quarterly Indevus Details” means the aggregate number of Details to be performed by the Indevus Sales Force to the Indevus Target Prescribers during each Calendar Quarter period of the Copromotion Period, as set forth in Section 5.5(b).

1.95 “Regulatory Documents” means filings, applications, modifications, amendments, supplements, revisions, reports, submissions, authorizations and approvals, including any IND or NDA, and any reports or amendments necessary to maintain FDA Approvals.

1.96 “Representative” means a sales representative employed (or in the case of Esprit, otherwise engaged) on a full-time basis by a Party to conduct Details pursuant to this Agreement.

1.97 “Rolling Forecast” has the meaning set forth in Section 14.5(b)(i).

1.98 “Sales Force(s)” means the Esprit Sales Force and/or the Indevus Sales Force, as applicable.

1.99 “Sales Force Reimbursement” has the meaning set forth in Section 6.3.

1.100 “Samples” means units of the Product described in the Specifications distributed or provided to health care professionals in the Territory for dispensing, in turn, to patients for “trial use” at no cost to the patient pursuant to Law.

1.101 “Secondary Position Detail” means a promotional message involving a Product delivered by a Representative during a face-to face contact with a Target Prescriber in which key product attributes are verbally presented after presenting a detail for another product, consistent with the terms of this Agreement, and where such Product is given an important but not primary emphasis, and shall be at least * of the total time of such face-to face contact. A Secondary Position Detail shall meet all of the requirements for a Detail, except as specified in this Section 1.101 and Section 5.5(b)(ii).

1.102 “Sublicensing Royalties” has the meaning set forth in Section 6.2(a)(i).

1.103 “Specifications” means the respective specifications for Trospium Twice-Daily and Trospium Once-Daily Finished Product as set forth in the applicable Product NDAs, as such may be modified from time to time in such Product NDAs and pursuant to Section 4.2(x).

*	CONFIDENTIAL TREATMENT REQUESTED

1.104 “Supernus” means Supernus Pharmaceuticals, Inc. (f/k/a Shire Laboratories, Inc.), a Delaware corporation with a principal place of business at 1550 East Gude Drive, Rockville, Maryland 20850.

1.105 “Supernus Agreement” means the Development and License Agreement by and between Supernus and Indevus, effective as of March 11, 2003, as in effect as of the Execution Date, and as such agreement may be amended from time to time.

1.106 “Supply Committee” has the meaning set forth in Section 3.3(a).

1.107 “Supply Price” has the meaning set forth in Section 14.8(b).

1.108 “Supply Term” has the meaning set forth in Section 14.4.

1.109 “Target Prescribers” means those physicians determined to be high potential prescribers of urologic products to treat overactive bladder and set forth in a list specified in the Promotion Plan by the Marketing Committee.

1.110 “Technology Transfer” means the transfer of technology to Esprit in connection with Esprit’s assumption of Processing Activities, as set forth in Section 14.13 and as may be further agreed to by the Parties.

1.111 “Territory” means the United States of America, including the District of Columbia, and its territories and possessions, such as Puerto Rico.

1.112 “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.113 “Third Party Manufacturer(s)” means Third Parties that have been, or may during the Agreement Term be, engaged by a Party to perform services or supply facilities or goods (including Finished Product and/or Samples) in connection with any part of the manufacture, testing and/or packaging of Finished Product and/or Samples.

1.114 “Third Party Royalties” means the amount payable by Indevus (a) to Madaus pursuant to Section 5.2.1(d)(ii) of the Madaus License as a result of payments made by Esprit to Indevus pursuant to Section 6.2(a) and (b); provided that the amounts payable by Esprit to Indevus pursuant to Section 6.2(c) shall not give effect to the credit due to Indevus from Madaus as provided for in Section 5.1(a) of the Madaus License; and/or (b) to Supernus pursuant to Section 5.6.1 of the Supernus Agreement.

1.115 “Trademark(s)” means the SANCTURA trademarks, owned by Esprit, and all related domain names and other trademark related rights, and/or any other trademark that either Party may apply to register in the Territory if such alternate trademark is selected for use in the Promotion of a Product in the Field by the Parties under this Agreement.

1.116 “Training Program(s)” means the training program(s) described in Section 5.8.

1.117 “Trospium Once-Daily” means a controlled or extended-release oral formulation of Product that is indicated for administration once per day for the Initial Indication.

1.118 “Trospium Twice-Daily” means a twenty milligram (20 mg) dosage oral formulation of Product that is indicated for administration twice per day for the Initial Indication and that is marketed by Esprit in the Territory as of the Execution Date as SANCTURA®.

2.	GRANT OF RIGHTS

2.1 Grants by Indevus. In consideration of the commitments and undertakings of Esprit under this Agreement, and subject to the terms and conditions of this Agreement, Indevus hereby grants to Esprit during the Agreement Term:

(a) an exclusive (even as to Indevus, subject to Section 2.8) right and license in the Field (with the right to grant sublicenses, subject to the provisions of Section 2.5), under the Indevus Intellectual Property, to use, import, offer for sale, and Promote Products in the Territory;

(b) an exclusive (even as to Indevus) right and license in the Field (with the right to grant sublicenses, subject to the provisions of Section 2.5), under the Indevus Intellectual Property, to sell and distribute Products in the Territory;

(c) effective on the Processing Assumption Date, an exclusive right and license under the Indevus Intellectual Property, to make and have made Trospium Once-Daily for use in the Field in the Territory; and

(d) during the Copromotion Period and any period of time thereafter that Esprit has Promotional Materials that were printed prior to the end of the Copromotion Period and that contain the Indevus Logo, an exclusive (even as to Indevus, subject to Section 2.8) right and license in the Field in the Territory (with the right to grant sublicenses, subject to the provisions of Section 2.5) to use the Indevus Logo on the Promotional Materials solely in accordance with this subsection (d). All representations of the Indevus Logo that Esprit intends to use, if not previously approved by Indevus, will first be submitted to Indevus for approval, such approval not to be unreasonably withheld. Indevus will have thirty (30) days to review the representation of the Indevus Logo. If Indevus does not provide written notice of its approval or disapproval (together with its reasons for such disapproval) within such thirty (30) day period, Indevus will be deemed to have approved such representation.

Notwithstanding the rights and licenses granted under Sections 2.1(a), (b) and (c), Esprit does not expect or anticipate receiving any further Indevus Intellectual Property subsequent to the NDA Transfer Date, and through the Agreement Term, as Indevus has represented to Esprit that it believes that it is remote that after the NDA Transfer Date that Indevus will be performing any research or development activities which would generate any future Indevus Intellectual Property related to the licenses granted hereunder with respect to Product in the Field. Indevus shall not refund any consideration received from Esprit or pay any penalties if Indevus terminates any or all development activities which may result in additional Indevus Intellectual Property on or prior to NDA Transfer Date.

2.2 Sublicenses of Third Party Rights.

(a) The licenses granted to Esprit under Section 2.1 include exclusive sublicenses by Indevus in the Field of Indevus’ rights under the Madaus License and the Supernus Agreement to use, import, offer for sale, and sell Products in and, effective as of the Processing Assumption Date, make Trospium Once-Daily for use in, the Territory. Esprit acknowledges that it is a sublicensee under the Madaus License and the Supernus Agreement to the extent stated in the foregoing sentence and agrees not to act inconsistently with the terms of such agreements to the extent applicable to the sublicenses granted to Esprit hereunder.

(b) Provided that Esprit is in compliance with its obligations to pay the applicable Third Party Royalties in accordance with this Agreement, the payments required by Section 14.13(e)(iv) and the portion of Product Procurement Costs described in Section 1.87(e), and is otherwise in material compliance with its obligations hereunder, Indevus shall pay all amounts that Indevus shall owe to Madaus or Supernus under the Madaus Agreements or the Supernus Agreement, respectively, by virtue of this Agreement and shall perform in all material respects its obligations under the Madaus Agreements or the Supernus Agreement, as applicable, that are required to enable Esprit to perform its obligations or exercise the rights granted to Esprit under this Agreement. In the event that Indevus fails to make any such payment when due, Esprit, in its sole discretion, may elect to directly pay Madaus or Supernus, as applicable, any such payment and to offset against any payments due from Esprit to Indevus under this Agreement an amount equal to such payments made by Esprit to Madaus or Supernus. Indevus shall use good faith efforts to obtain the right, including by amendment of the Madaus Agreements and the Supernus Agreement, for Esprit to make such payments to Madaus and Supernus, as applicable, as described in and in accordance with this Section 2.2(b). Without limiting the generality of the foregoing, (i) as between the Parties, Indevus shall be responsible for any required milestone payments to Madaus pursuant to the Madaus Agreements and to Supernus pursuant to the Supernus Agreement, and (ii) Esprit shall, to the extent required by and in accordance with the terms of Section 6.2(c), reimburse Indevus for any Third Party Royalties payable pursuant to such agreements.

(c) In the event that Indevus receives notice from Madaus or Supernus that Indevus has breached the Madaus Agreements (other than the Madaus License and Supply Agreement) or the Supernus Agreement, respectively, which breach gives rise to a right (whether upon further notice, or with or without the passage of time) by Madaus or Supernus, as applicable, to terminate the respective agreement in a way that would terminate or materially adversely affect Esprit’s ability to perform its obligations or exercise the rights granted to Esprit under this Agreement, Indevus shall notify Esprit of such situation as soon as practicable, and in any event within sixty (60) hours after receipt of such notice, and use commercially reasonable efforts to promptly cure such breach. Provided that Esprit is in compliance with its obligations to pay the applicable Third Party Royalties in accordance with this Agreement, the payments required by Section 14.13(e)(iv) and the portion of Product Procurement Costs described in Section 1.87(e), and is otherwise in material compliance with its obligations hereunder, if Indevus is unable to cure such breach, and Esprit has not materially breached its obligations under this Agreement, Indevus shall, to the extent possible, permit Esprit to cure such breach (and any costs or expenses of Esprit incurred in curing such breach shall, at Esprit’s election, either be reimbursed by Indevus to Esprit or offset by Esprit against any amounts owed to Indevus under this

Agreement). As soon as reasonably practicable after the Effective Date, Indevus shall also use commercially reasonable efforts to obtain the agreements of each of Madaus and Supernus, as applicable, to grant, in the event that the Madaus Agreements (other than the Madaus License and Supply Agreement) or Supernus Agreement, as applicable, are terminated for any reason and Esprit is in compliance with its obligations to pay the applicable Third Party Royalties in accordance with this Agreement, the payments required by Section 14.13(e)(iv) and the portion of Product Procurement Costs described in Section 1.87(e), and is otherwise in material compliance with its obligations hereunder, substantially equivalent rights on substantially equivalent terms as those granted to Indevus pursuant to the Madaus Agreements (other than the Madaus License and Supply Agreement) or Supernus Agreement, as applicable, as are necessary for Esprit to exercise its rights and perform its obligations under this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, except with respect to the payment obligation in Section 6.2(c)(i), Section 14.13(e)(iv), and the portion of Product Procurement Costs described in Section 1.87(e), in no event shall Esprit be responsible for or liable with respect to, or have any obligation to reimburse Indevus in respect of, any payments, claims, demands, actions, causes of action, damages, costs, expenses, attorneys’ fees, obligations and liabilities of whatever kind or nature, in law or equity, arising under the Madaus Agreements or the Supernus Agreement, and, as between the Parties, Indevus shall be solely responsible and liable with respect to any such payments, claims, demands, actions, causes of action, damages, costs, expenses, attorneys’ fees, obligations and liabilities, and shall bear all costs associated therewith.

2.3 Retained Rights; No Implied Licenses; Limitations. All rights not specifically granted by a Party in this Agreement are reserved and retained by such Party. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein. Except as otherwise set forth in this Agreement, neither Party shall grant any license to, or permit or authorize, any Third Party to Promote Products in the Field in the Territory without the prior written consent of the other Party.

2.4 Non-Competition. During the Agreement Term, neither Party will Promote, or permit its Affiliates to Promote, market or sell any Competing Product in the Territory, or acquire, or permit its Affiliates to acquire, directly or indirectly any rights or interest in or to a Competing Product that is being detailed, Promoted, marketed or sold in the Territory; provided, however, that, in the event that *

2.5 Proposed Sublicense by Esprit. Esprit shall have the right to grant sublicenses to an Affiliate under any of the rights or licenses granted to it by Indevus under this Agreement as set forth in this Section 2.5. Esprit shall advise Indevus in advance of any proposed sublicense and give due consideration to Indevus’ comments with respect thereto. Any sublicense shall be subject to the terms and conditions of this Agreement, including the provisions relating to payments set forth in Article 6, and Esprit shall be responsible to Indevus for any non-performance by any sublicensee of Esprit’s obligations under this Agreement that are assumed by the sublicensee. In the event Esprit grants a sublicense to an Affiliate, any payment due to Indevus under this Agreement must be received in its full amount by Indevus in the United States without any tax withholding or tax deduction therefrom.

*	CONFIDENTIAL TREATMENT REQUESTED

2.6 Regulatory Filings.

(a) Transfer of Product NDAs. Indevus hereby assigns to Esprit all right, title and interest in the Product NDAs, effective as of the NDA Transfer Date. On the NDA Transfer Date, Indevus shall submit to the FDA a letter authorizing the transfer of ownership from Indevus to Esprit of the Product NDAs. As soon as practicable after the submission of such letter and the receipt by Esprit of the FDA’s acknowledgment letter, Esprit shall execute and submit to the FDA a letter, accompanied by the Product NDA transfer letter referred to in the preceding sentence, acknowledging Esprit’s commitment to assume ownership of the Product NDAs.

(b) Security Interest.

(i) Grant of Security Interest. The Parties acknowledge and agree that pursuant to the Original Agreement, as security for Indevus’ performance of its material covenants and obligations thereunder, Indevus granted to Esprit a security interest in Indevus’ right, title and interest in and to Indevus’ FDA marketing authorizations or marketing approvals related to a Product in the Field in the Territory (including the Product NDAs), subject to the Madaus Agreements (other than the Madaus License and Supply Agreement) and the Supernus Agreement and to Laws. Indevus hereby reaffirms the grant of such security interest, and hereby grants Esprit, as security for Indevus’ performance of its material covenants and obligations hereunder, a security interest in Indevus’ right, title and interest in and to any Indevus’ FDA marketing authorizations or marketing approvals related to a Product in the Field in the Territory that were not in existence as of the date of the Original Agreement (together with the subject matter described in the first sentence of this Section 2.6(a), the “Collateral”). The security interest is granted as security only and, except for the security interest granted, shall not transfer or in any way otherwise affect or modify any rights of Indevus with respect to the Collateral. The security interest shall be released on the earlier of (A) the NDA Transfer Date or (B) termination of this Agreement by Indevus pursuant to Section 12.2(a).

(ii) Further Assurances and Attorney in Fact.

(A) Indevus agrees that from time to time, at Esprit’s expense, Indevus shall promptly execute and deliver all further instruments and documents, and take all further action, that Esprit may reasonably request in order to perfect, protect or more fully evidence any security interest granted or purported to be granted hereby or to enable Esprit to exercise or enforce its rights and remedies hereunder with respect to the Collateral.

(B) To the extent permitted by Law, Indevus hereby authorizes Esprit, to file at Esprit’s expense, one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any part of the Collateral now existing or hereafter arising without the signature of Indevus, and Esprit shall promptly upon the filing thereof by it deliver to Indevus a copy of each such financing or continuation statement or amendment or assignment. To the extent permitted by Law, a carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement.

(C) Indevus hereby irrevocably appoints Esprit as Indevus’ attorney in fact, with full authority in the place and stead of Indevus and in the name of Indevus or otherwise, from time to time in Esprit’s reasonable discretion upon the occurrence and during the continuance of a material default by Indevus of its covenants and obligations hereunder, to take any action and to execute any instrument that Indevus may reasonably deem necessary or advisable to accomplish the purposes of the security interests in the Collateral granted by Indevus hereunder.

2.7 Access to Information. Subject to the terms and conditions of this Agreement, Indevus shall promptly provide to Esprit all Data obtained by Indevus or any of its licensees related to the Products and data and information with respect to pharmacovigilance related to the Products, and Indevus shall cooperate in good faith to provide Esprit access to and reasonable assistance with all Indevus Intellectual Property and other Proprietary Information as may be required for Esprit to exercise the rights and licenses explicitly granted and to perform its obligations hereunder. After the disbanding of any committee pursuant to Section 3.6, Esprit shall have the right to continue to receive the information it would otherwise be entitled to receive under this Agreement.

2.8 Grant by Esprit. In consideration of the commitments and undertakings of Indevus under this Agreement, and subject to the terms and conditions of this Agreement, Esprit hereby grants to Indevus, during the Copromotion Period:

(a) an exclusive (except as to Esprit), nontransferable right and license in the Field in the Territory to Promote Products solely for the purpose of co-Promoting Products with Esprit in accordance with and subject to the terms of Article 5; and

(b) an exclusive (except as to Esprit), nontransferable right and license in the Field in the Territory to use the trademarks owned or otherwise controlled by Esprit that are included in Promotional Materials provided by Esprit pursuant to this Agreement in connection with the use of such Promotional Materials in connection with the Promotion of Products; provided that Indevus shall not have the right to use any representations of such trademark except as set forth in Section 5.6(e).

2.9 No Further Development by Indevus. The Parties acknowledge and agree that Indevus has no obligation under this Agreement to develop or continue to develop any Indevus Intellectual Property and that after the NDA Transfer Date Indevus shall not be permitted to develop or continue to develop any inventions or intellectual property in the Field in the Territory relating to Products.

3.	GOVERNANCE

3.1 Development Committee.

(a) Members. Pursuant to the Original Agreement, the Parties established a joint development committee with certain obligations and powers. Effective as of the Effective Date, the Parties shall establish a new joint development committee (the “Development Committee”) composed of four (4) individuals, two (2) of whom shall be appointed by Indevus and two (2) of whom shall be appointed by Esprit and all of whom shall be qualified to appropriately represent their respective Party at the Development Committee level. The members of the Development Committee as of the Effective Date shall be as set forth on Schedule 3.1. Membership shall include representation from each Party’s scientific, clinical development, and regulatory affairs and/or such other departments as the Development Committee may deem appropriate. Either Party may replace any or all of its representatives on the Development Committee at any time upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designated representative at any meeting of the Development Committee. The Development Committee shall be chaired by a representative of Esprit. The chairperson shall appoint a secretary of the Development Committee, who shall be a representative of Indevus.

(b) Role and Responsibilities. The Development Committee shall have as its overall purpose, subject to Section 4.2 and Section 5.6, the oversight of development, including review of clinical protocols and timetables for development, oversight of development and selection of entities or individuals, including Indevus or Esprit, to perform tasks required in connection with development of Products in the Field in the Territory. In particular, the Development Committee shall perform the following functions:

(i) Review development activities conducted under this Agreement with respect to Compound and Products in the Field in the Territory, including any Phase IV Clinical Trials;

(ii) Monitor regulatory strategy and communications with FDA;

(iii) In concert with the Marketing Committee, assist in the coordination and monitoring of regulatory strategy and activities for Phase IV Clinical Trials in the Field in the Territory;

(iv) Review and approve in advance any Promotional Materials or educational materials and literature related to Trospium Twice-Daily or Trospium Once-Daily, including Product advertising;

(v) Oversee any changes to the Specifications proposed by the Parties and propose whether any such changes require any supplements to a Product NDA, as further described in Section 4.2(a)(x); and

(vi) Have such other responsibilities as may be assigned to the Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(c) Primary Contact. Indevus and Esprit each shall appoint a person (a “Development Primary Contact”) to be the primary contact between the Parties with respect to development and to coordinate related correspondence between the Parties. The Development Primary Contact of each Party as of the Effective Date is set forth on Schedule 3.1. Each Party shall notify the other in writing as soon as practicable upon changing its Development Primary Contact. The Development Primary Contact of each Party will be one of its representatives on the Development Committee.

(d) Oversight. The Development Committee may make decisions with respect to any subject matter that is subject to the Development Committee’s decision-making authority and responsibilities as set forth in Section 3.1(b). The Development Committee shall use its good faith efforts to resolve by consensus any issue relevant to development of Products. The Development Committee shall give consideration to the views, position and recommendations of each Party on any issue that has been brought before the Development Committee. If the Development Committee shall arrive at a consensus on any issue relating to the development of a Product, such consensus shall be binding upon the Parties. All decisions of the Development Committee shall be made by unanimous vote or written consent, as indicated by all members signing the written minutes thereof, with Esprit representatives collectively having one (1) vote and Indevus representatives collectively having one (1) vote in all decisions. If the Development Committee cannot reach consensus on a matter brought to its attention, Esprit shall be entitled to make the final decision with respect to such matter, subject to Section 3.1(e) and Section 5.6(a).

(e) The Development Committee shall have only the powers assigned to it in this Section 3.1. All activities conducted by the Development Committee shall be consistent with and subject to the provisions of this Agreement, and the Development Committee shall not have any power to take any action that conflicts with the terms of this Agreement or to amend, modify or waive compliance with this Agreement.

3.2 Marketing Committee.

(a) Members. Pursuant to the Original Agreement, the Parties established a joint marketing committee with certain obligations and powers. Effective as of the Effective Date, the Parties shall establish a new joint marketing committee (the “Marketing Committee”) composed of four (4) individuals, two (2) of whom shall be appointed by Indevus and two (2) of whom shall be appointed by Esprit and all of whom shall be qualified to appropriately represent such Party at the Marketing Committee level. The members of the Marketing Committee as of the Effective Date shall be as set forth on Schedule 3.2. Either Party may replace any or all of its respective representatives on the Marketing Committee at any time upon written notice to the other Party. Either Party may designate a substitute to temporarily attend and perform the functions of such Party’s designated representative at any meeting of the Marketing Committee. The Marketing Committee shall be chaired by a representative of Esprit. The chairperson shall appoint a secretary of the Marketing Committee, who shall be a representative of Indevus.

(b) Role and Responsibilities. The Marketing Committee will be used as the forum for the Parties to discuss the Promotion strategy for Products and, subject to the terms and conditions of this Agreement, will review the pre-launch, launch, post-launch and ongoing Promotional activities for Products in the Territory. In particular, the Marketing Committee shall perform the following functions:

(i) Review and provide recommendations regarding the Promotion Plan and any material amendments or modifications to the Promotion Plan;

(ii) Discuss the actual results of the Promotion of Trospium Twice-Daily and Trospium Once-Daily in the Territory as compared to the Promotion Plan;

(iii) In concert with the Development Committee, assist in the coordination and monitoring of regulatory strategy and activities for Phase IV Clinical Trials in the Field in the Territory;

(iv) Propose the launch date for Trospium Once-Daily in the Territory, subject to the provisions of Section 5.1;

(v) Discuss the state of the markets for Trospium Twice-Daily and Trospium Once-Daily in the Territory and opportunities and issues concerning the Promotion of such Products in the Territory, including consideration of marketing and promotional strategy, marketing research plans, labeling, Product positioning and Product profile issues, to determine the kind of marketing and selling efforts that are appropriate, in accordance with the Promotion Plan and Law;

(vi) Review Training Program(s) and promotional activities to be performed by the Parties in the Promotion of Trospium Twice-Daily and Trospium Once-Daily in the Territory;

(vii) Review the overall performance and effectiveness of the Sales Forces;

(viii) Review and propose physicians to be high potential prescribers of urologic products to treat overactive bladder and propose a list of such physicians for inclusion in the Promotion Plan;

(ix) Review in advance any Promotional Materials or educational materials and literature related to Trospium Twice-Daily or Trospium Once-Daily, including Product advertising; and

(x) Have such other responsibilities and address any other matters delegated to the Marketing Committee under this Agreement or as may be mutually agreed upon in writing by the Parties from time to time, as well as any other matters pertaining to each Party’s performance of its Promotion obligations under this Agreement.

(c) Primary Contact. Indevus and Esprit each shall appoint a person (a “Marketing Primary Contact”) to be the primary contact between the Parties with respect to the Promotion Plan and to coordinate related correspondence between the Parties. The Marketing Primary Contact is set forth on Schedule 3.2. Each Party shall notify the other in writing as soon as practicable upon changing its Marketing Primary Contact appointment. The Marketing Primary Contact of each Party will be one of its two representatives on the Marketing Committee.

(d) Oversight. The Marketing Committee may make decisions with respect to any subject matter that is subject to the Marketing Committee’s decision-making authority and responsibilities as set forth in Section 3.2(b). The Marketing Committee shall use its good faith efforts to resolve by consensus any issue relevant to the commercialization of Products. Each Party shall provide input with respect to the Promotion Plan, and the Marketing Committee shall give substantial consideration to the views, position and recommendations of each Party on any issue that has been brought before the Marketing Committee. If the Marketing Committee shall arrive at a consensus on any issue relating to the commercialization of Products, such consensus shall be binding upon the Parties. All decisions of the Marketing Committee shall be made by unanimous vote or written consent, as indicated by all members signing the written minutes thereof, with Esprit representatives collectively having one (1) vote and Indevus representatives collectively having one (1) vote in all decisions. If the Marketing Committee cannot reach consensus on a matter brought to its attention, Esprit shall be entitled to make the final decision with respect to such matter, subject to Section 3.2(e).

(e) The Marketing Committee shall have only the powers assigned to it in this Section 3.2. All activities conducted by the Marketing Committee shall be consistent with and subject to the provisions of this Agreement, and the Marketing Committee shall not have any power to take any action that conflicts with the terms of this Agreement or to amend, modify or waive compliance with this Agreement.

3.3 Supply Committee.

(a) Members. Effective as of the Effective Date, the Parties shall establish a joint supply committee (the “Supply Committee”) composed of four (4) individuals, two (2) of whom shall be appointed by Indevus and two (2) of whom shall be appointed by Esprit and all of whom shall be qualified to appropriately represent their respective Party at the Supply Committee level. The members of the Supply Committee as of the Effective Date are set forth on Schedule 3.3. Membership shall include representation from each Party’s manufacturing department and/or such other departments as the Supply Committee may deem appropriate. Either Party may replace any or all of its respective representatives on the Supply Committee at any time upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designated representative at any meeting of the Supply Committee. The Supply Committee shall be chaired by a representative of Esprit. The chairperson shall appoint a secretary of the Supply Committee, who shall be a representative of Indevus.

(b) Role and Responsibilities. The Supply Committee shall oversee all aspects of supply of Trospium Twice-Daily and Trospium Once-Daily under this Agreement and shall have as its overall purpose the management of the supply to Esprit of Finished Products and/or Samples prior to the Processing Assumption Date, the transition of Processing Activities from Indevus to Esprit pursuant to the terms of this Agreement and, if Indevus exercises the Ex-US Supply Option, the management of the supply of Trospium Once-Daily solely for use outside the Territory either in (i) bulk capsule form prior to being in its finished, labeled and packaged form or (ii) finished, labeled and packaged form. In particular, the Supply Committee shall perform the following functions:

(i) Oversee all aspects of the supply of Trospium Twice-Daily prior to the NDA Transfer Date and Trospium Once-Daily prior to the Processing Assumption Date;

(ii) Prepare a supply plan coordinating the entire supply chain to support all needs for Products in the Field within and outside the Territory;

(iii) Oversee all Processing Activities;

(iv) Identify and propose actions to prevent potential interruptions of supply;

(v) Oversee audits of Third Party Manufacturers;

(vi) Propose new Third Party Manufacturers, subject to the terms and conditions of Indevus’ agreements with Third Party Manufacturers;

(vii) Oversee quality control and assurance, implementation process improvements, cost reduction initiatives, and logistics initiatives;

(viii) Coordinate the supply of Compound in sufficient quantities for Indevus to satisfy its obligations under Section 14.6(b);

(ix) Coordinate assumption by Esprit of Processing Activities, including the Technology Transfer, and recommend a timeline and procedures for the Technology Transfer in its first meeting; and

(x) Have such other responsibilities and address any other matters delegated to the Supply Committee under this Agreement or as may be mutually agreed upon in writing by the Parties from time to time, as well as any other matters pertaining to each Party’s performance of its supply obligations under this Agreement.

(c) Oversight. The Supply Committee may make decisions with respect to any subject matter that is subject to the Supply Committee’s decision-making authority and responsibilities as set forth in Section 3.3(b). The Supply Committee shall use its good faith efforts to resolve by consensus any issue relevant to the supply of Finished Products and/or Samples. Each Party shall provide input with respect to the supply of Finished Products and/or Samples, and the Supply Committee shall give substantial consideration to the views, position and recommendations of each Party on any issue that has been brought before the Supply Committee. If the Supply Committee shall arrive at a consensus on any issue relating to the supply of Finished Products and/or Samples, such consensus shall be binding upon the Parties. All decisions of the Supply Committee shall be made by unanimous vote or written consent, as indicated by all members signing the written minutes thereof, with Esprit representatives collectively having one (1) vote and Indevus representatives collectively having one (1) vote in all decisions. If the Supply Committee cannot reach consensus on a matter brought to its attention, Esprit shall be entitled to make the final decision with respect to such matter, subject to Section 3.3(d).

(d) The Supply Committee shall have only the powers assigned to it in this Section 3.3. All activities conducted by the Supply Committee shall be consistent with and subject to the provisions of this Agreement and, if applicable, the Ex-US Supply Agreement, and the Supply Committee shall not have any power to take any action that conflicts with the terms of this Agreement or to amend, modify or waive compliance with this Agreement.

3.4 Meetings. The chairpersons of the Development Committee, Marketing Committee, and Supply Committee shall call meetings as reasonably requested by one of the Parties; provided, however, that:

(a) the Marketing Committee shall meet at least three (3) times per year (with a meeting to be held not later than thirty (30) days after the Effective Date at Esprit’s offices) through the end of the Copromotion Period, unless the Parties agree otherwise;

(b) the Development Committee shall meet at least three (3) times per year (with a meeting to be held not later than thirty (30) days after the Effective Date at Indevus’ offices) through the NDA Transfer Date, unless the Parties agree otherwise; and

(c) the Supply Committee shall meet on at least a Calendar Quarterly basis (with a meeting to be held not later than thirty (30) days after the Effective Date at Indevus’ offices) through the Processing Assumption Date, unless the Parties agree otherwise, and, after the Processing Assumption Date through the NDA Transfer Date, the Supply Committee shall meet at least three (3) times per year.

Meetings may be held in person, by telephone, or by video conference call, and, except as set forth above, the location of each meeting shall alternate between the Parties’ headquarters or such other location as may be mutually agreed upon by the Parties. On advance written notice to the other Party, additional participants may be invited by any representative to attend meetings where appropriate. Each Party shall be responsible for all travel and related costs and expenses of its members and other representatives to participate or attend committee meetings. The Parties shall cause their respective representatives on the committees to use good faith efforts to resolve all matters presented to them. Any Proprietary Information disclosed in any meeting of the Development Committee, Marketing Committee, or Supply Committee by a Party shall remain Proprietary Information of the disclosing Party.

3.5 Minutes of Committee Meetings. Minutes of the each committee meeting shall be transcribed and issued by the secretary within thirty (30) days after each meeting (or, if shorter, at least ten (10) Business Days prior to the date of the next scheduled meeting of such committee) and shall be approved as the first order of business at the immediately succeeding meeting of such committee. Such minutes shall include only key discussion points and decisions made and provide a list of any identified issues yet to be resolved, either within such committee or through the relevant resolution process, if any.

3.6 Disbanding of Committees.

(a) The Parties shall have the right to disband any or all of the Development Committee, Marketing Committee, and Supply Committee, upon mutual agreement. Additionally, to the extent the applicable committee is not disbanded pursuant to the preceding sentence, the Development Committee shall be automatically disbanded effective on the NDA Transfer Date, the Marketing Committee shall be automatically disbanded effective on the expiration of the Copromotion Period, and the Supply Committee shall be automatically disbanded effective on the NDA Transfer Date.

(b) After the disbanding of a committee, Esprit shall be entitled to make the final decision with respect to any and all matters or actions for which it had the right to make such decisions prior to the disbanding of any such committee subject to any provisions applicable to such decision.

3.7 Project Coordinators. Promptly following the Effective Date, each Party shall designate an appropriate expert to facilitate communication and coordination of the Parties’ activities under this Agreement relating to Products and to provide support and guidance to the Development Committee, Marketing Committee, and Supply Committee (each, a “Project Coordinator”). Each Project Coordinator shall be experienced in project management and may also serve as one of the representatives of its respective Party on any of the Development Committee, Marketing Committee, and Supply Committee. From time to time each Party may replace its Project Coordinator by written notice to the other Party specifying such replacement.

4.	DEVELOPMENT AND REGULATORY MATTERS

4.1 Development.

(a) General. After the Effective Date, Development of Products in the Field in the Territory shall be conducted, administered and funded solely by Esprit or its designees, and Indevus shall not conduct any development activities with respect to Products in the Field in the Territory.

(b) Phase IV Clinical Trials. After the Effective Date, all Phase IV Clinical Trials or other pre-clinical or clinical trials that are required by the FDA as a condition to or in connection with an FDA Approval in the United States shall be conducted, administered and funded solely by Esprit or its designees. Indevus shall have the right, but not the obligation, to provide appropriate personnel to support and assist in the conduct of such Phase IV Clinical Trials, as mutually agreed to between the Parties, subject to reimbursement of Indevus’ costs and expenses associated therewith.

4.2 Regulatory Matters.

(a) Prior to the NDA Transfer Date. The Parties acknowledge that Indevus has obtained FDA Approval for Trospium Twice-Daily and Trospium Once-Daily and is the owner of the Product NDAs as of the Execution Date and is expected to be the owner of the Product NDAs as of the Effective Date. Prior to the NDA Transfer Date:

(i) Indevus shall own and control all Regulatory Documents relating to a Product in the Field in the Territory.

(ii) Indevus shall have sole authority and responsibility for the timely preparation, filing, prosecution, and maintenance of all Regulatory Documents relating to a Product in the Field in the Territory, including Product NDAs and any reports or amendments necessary to maintain FDA Approvals, and for seeking any revisions of the conditions of each FDA Approval.

(iii) Indevus shall have sole authority and responsibility to seek and/or obtain any necessary FDA approvals of any Product Label(ing), packaging, advertising or other promotional or informational materials used in connection with Product and Promotional Materials and for determining whether the same requires FDA approval, and Indevus shall submit Promotional Materials to the FDA after approval of both Parties, in accordance with the procedures set forth in Section 5.6.

(iv) Indevus shall remain the primary contact with the FDA and shall be solely responsible for all communications with the FDA that relate to any IND or NDA relating to a Product in the Field in the Territory prior to and after any FDA Approval.

(v) Esprit shall have the right, but not the obligation, to assist and consult with Indevus with respect to all regulatory submissions, including applications for FDA Approvals, prior to making any such submissions. At least thirty (30) days prior to the filing of any documents with the FDA relating to Products in the Field, Indevus shall provide Esprit with copies of all such filings, submissions, authorizations and FDA Approvals, including any correspondence related to manufacturing of Products in the Field; provided that, if Indevus believes it is required by Law to make such submission sooner, Indevus shall provide Esprit with final copies of such submissions for Esprit’s review at least two (2) Business Days prior to filing them with the FDA. Indevus shall consider in good faith any comments of Esprit with respect to the foregoing.

(vi) Indevus shall provide Esprit with a copy of all safety data received by Indevus regarding Products in the Field worldwide.

(vii) Indevus shall provide advance notice to Esprit of any planned meetings, discussions, or other communications with the FDA relating to Products in the Field. Esprit shall have the right, but not the obligation, to participate with respect to such meetings, discussions, or other communications; provided that, in providing any such assistance, Esprit shall not contact the FDA without the prior approval of Indevus and, if contacted by the FDA with respect to Product, shall refer such contact to Indevus.

(viii) If contacted by the FDA with respect to a Product in the Field, Indevus shall notify Esprit within two (2) Business Days of such contact, and provide Esprit with any related official correspondence received from the FDA, including as applicable minutes of any meetings or telephone conferences and/or discussions between Indevus and the FDA. Esprit shall have a right to participate in and provide comments with respect to any subsequent meetings, discussions, or other communications with respect to such contact.

(ix) To the extent Esprit reasonably believes that a filing or submission relating to Products in the Territory is required by Law, Esprit shall notify Indevus. If Indevus decides not to prepare such filing or submission, Indevus shall promptly notify Esprit, but in no event later than thirty (30) days, unless notified by Esprit that a shorter period of review is mandated by FDA or Law, after such notice by Esprit of such decision, and Esprit shall be entitled to prepare such filing or submission, to be filed or submitted by Indevus; provided that Esprit shall use good faith efforts to include any comments of Indevus in such filing or submission.

(x) Prior to the Processing Assumption Date, changes to the Specifications shall be made only by mutual prior agreement of the Parties, except as required by Law. The Parties shall determine whether any such changes require any supplements to a Product NDA, and each Party shall provide the other Party with notice of any such changes as soon as practicable. After the Processing Assumption Date, but prior to the NDA Transfer Date, changes to the Specifications shall be made only after prior notification to Indevus of any such changes as soon as practicable, and the Parties shall determine whether any such changes require any supplements to a Product NDA, except as required by Law.

(xi) Notwithstanding anything herein to the contrary, Indevus shall not file with the FDA any regulatory submissions that are intended to change or modify the Product label or FDA-approved prescribing information for, or the indications of, Trospium Twice-Daily or Trospium Once-Daily in the Territory without providing to Esprit a draft of such submission at least ten (10) days prior to planned submission to the FDA and giving prompt and reasonable consideration to any comments Esprit may have; provided that, if and to the extent required by Law Indevus is required to file any such submission in less than ten (10) days after notice from the FDA, Indevus will notify Esprit of any such requirement promptly and in no event later than two (2) Business Days after such notice.

(xii) Notwithstanding Section 14.13(f), during the period beginning on the Processing Assumption Date and ending on the NDA Transfer Date, in connection with Indevus’ responsibilities as holder of the Product NDAs, Indevus and Esprit shall cooperate in good faith, in coordination with the Supply Committee, for Indevus to subcontract or assign the performance and management of quality assurance responsibilities to Esprit, while retaining the authority for Indevus to monitor Esprit’s performance, as subcontractor to Indevus with respect to such activities, consistent with Indevus’ quality obligations under the Product NDA for Trospium Once-Daily.

(b) After the NDA Transfer Date. After the NDA Transfer Date:

(i) Esprit shall own and control all Regulatory Documents relating to a Product in the Field in the Territory. Indevus hereby assigns to Esprit all right, title and interest in such Regulatory Documents, effective as of the NDA Transfer Date.

(ii) Esprit will be solely responsible for the timely preparation, filing, prosecution, and maintenance of all Regulatory Documents relating to a Product in the Field in the Territory, including Product INDs and NDAs and any reports or amendments necessary to maintain FDA Approvals, and for seeking any revisions of the conditions of each FDA Approval.

(iii) Esprit shall have sole authority and responsibility to develop, modify, seek and/or obtain any necessary FDA approvals of any Product Label(ing), packaging, advertising or other promotional or informational materials used in connection with Product in the Field in the Territory, and Promotional Materials and for determining whether the same requires FDA approval.

(iv) Esprit will be the primary contact with the FDA and shall be solely responsible for all communications with the FDA that relate to any IND or NDA relating to a Product in the Field in the Territory prior to and after any FDA Approval.

(v) Esprit may, in its sole discretion, file any submissions that are intended to change or modify the Product label or FDA-approved prescribing information for, or the indications of, Trospium Twice-Daily or Trospium Once-Daily in the Territory provided that, except as required by Laws, it provides to Indevus a draft of such submission at least ten (10) days prior to planned submission to the FDA and gives prompt and reasonable consideration to any comments Indevus may have.

(vi) To the extent Indevus reasonably believes that a filing or submission relating to Products in the Field in the Territory is required by Law, Indevus shall notify Esprit. If Esprit decides not to prepare such filing or submission, it shall promptly notify Indevus, but in no event later than thirty (30) days, unless notified by Indevus that a shorter period of review is mandated by FDA or Law, after such notice by Indevus of such decision, and Indevus shall be entitled to prepare such filing or submission, to be filed or submitted by Esprit; provided that Indevus shall use good faith efforts to include any comments of Esprit in such filing or submission.

(vii) Indevus may, but is not required to, assist Esprit, at Esprit’s election, in Esprit’s efforts to seek and obtain FDA Approvals, subject to reimbursement of Indevus’ related costs and expenses.

(c) Regulatory Cooperation. Each Party shall inform the Development Committee or, if the Development Committee has been disbanded, the other Party, within twenty four (24) hours, of its receipt of any information that: (i) raises any concern regarding the safety of Compound or Product; (ii) concerns suspected or actual tampering, counterfeiting (excluding diversion, which is subject to Section 5.7(c)) or contamination or other similar problems with respect to Compound or Product; (iii) is reasonably likely to lead to a recall or market withdrawal of a Product; or (iv) concerns any ongoing or potential FDA investigation, inspection, detention, seizure or injunction involving a Compound or Product.

(d) Adverse Experiences. The reporting of Adverse Experiences shall be governed by Article 10.

(e) Recalls and Other Corrective Action. The Development Committee shall make all final decisions with respect to any recall, market withdrawal or any other corrective action related to a Product in the Field in the Territory, and neither Party shall initiate any such action without the approval of the Development Committee; provided, however, that nothing herein shall prohibit Indevus, prior to the NDA Transfer Date, from initiating or conducting any recall or other corrective action mandated by the FDA or Law. At a Party’s request, the other Party shall provide reasonable assistance in conducting such recall, market withdrawal or other corrective action, including providing all pertinent records that such Party may reasonably request to assist in effecting such action, subject to reimbursement of such other Party’s reasonable costs and expenses associated with providing such cooperation. Any documented, direct, out-of-pocket costs incurred (paid or accrued) with respect to such recall, market withdrawal or other corrective action prior to the Processing Assumption Date shall be borne by Indevus; provided, however, that, in the event that the recall or other corrective action is attributable solely to Promotional activities under Article 5, Esprit shall bear such expenses. Any documented, direct, out-of-pocket costs incurred (paid or accrued) with respect to a recall, market withdrawal or other corrective action with respect to Products in the Field in the Territory after the Processing Assumption Date shall be borne by Esprit. Neither Party shall have any obligation to reimburse or otherwise compensate the other Party or its Affiliates for any consequential damages, lost profits or income that may arise in connection with any recall, market withdrawal or corrective action with respect to Products.

5.	PROMOTION OF PRODUCTS

5.1 General.

(a) Subject to the terms and conditions of this Agreement, Esprit shall during the Agreement Term, and Indevus shall during the Copromotion Period, use Commercially Reasonable Efforts to Promote Products in the Field in the Territory and to perform their respective obligations under this Agreement. All activity conducted by a Party under this Agreement shall occur at such Party’s sole expense except as otherwise expressly provided in this Agreement.

(b) Without limiting the generality of the foregoing, Esprit shall use Commercially Reasonable Efforts to launch Trospium Once-Daily in the United States by *, subject to the following:

(i) If Indevus has complied in all material respects with its obligations under this Agreement and there has not been an event of Force Majeure, Esprit shall launch Trospium Once-Daily in the United States by the later of (a) * or (b) * in the event that Esprit pays Indevus, on or before *, if necessary, * or such other amount, if any, agreed to by *, or (c) such other date to which the Parties may mutually agree.

(ii) If, because of a Force Majeure event, Esprit is unable to launch Trospium Once-Daily in the United States on or before *, Esprit shall launch Trospium Once-Daily in the United States on the date that is the number of days beyond * equal to the number of days of Force Majeure, and Indevus, on or before *, shall be required to obtain an extension of the launch requirement * if required to prevent a breach of *.

*	CONFIDENTIAL TREATMENT REQUESTED

(iii) If, because Indevus has not complied with its obligations under this Agreement, Esprit is unable to launch Trospium Once-Daily in the United States on or before *, Indevus, on or before *, shall be required to obtain an extension of the launch date requirement, which extended launch date requirement shall not be before *, including *, if necessary, * (in which case the extended launch date requirement shall be *) or such other lesser amount, if any, agreed to *; and Indevus shall not have the right to terminate this Agreement for Esprit’s failure to launch Trospium Once-Daily on or before * provided that Esprit launches Trospium Once-Daily by such extended launch date requirement.

(c) Notwithstanding anything herein to the contrary, if Esprit determines, in consultation with the Development Committee prior to the NDA Transfer Date, in its sole discretion, that market acceptance of Trospium Once-Daily relative to Trospium Twice-Daily justifies the discontinuation of Trospium Twice-Daily, it shall have the right to discontinue Promotion of Trospium Twice-Daily and to require Indevus to provide notice of discontinuation of Trospium Twice-Daily to the FDA by providing written notice to Indevus and citing this Section 5.1(c). For the avoidance of doubt, the exercise of the rights provided in this Section 5.1(c) by Esprit and the related obligation by Indevus shall not be deemed a Product Adverse Event.

5.2 Promotion Plan. Esprit will prepare a Promotion Plan and budget, which will be provided to the Marketing Committee by not later than * before the commencement of the Launch Period, covering the Copromotion Period; provided that any and all Promotion Plans shall terminate and shall have no effect upon termination of the Copromotion Period. Subject to the other terms and conditions of this Agreement, the Promotion Plan shall focus on the Promotion of Products in the Field in the Territory, and shall include matters such as:

(a) The determination and review of the content, quantity, method of distribution of, and guidelines for the use of Promotional Materials related to, Trospium Twice-Daily and Trospium Once-Daily, including any claims made about such Products, including any seminars, conferences or medical education materials, which shall be consistent with the provisions of Section 5.6.

(b) The quantity and timing of distribution of Samples of Trospium Twice-Daily and Trospium Once-Daily.

(c) The level of marketing and other support for Trospium Twice-Daily and Trospium Once-Daily to be provided by either Party; provided, however, that no additional obligations or costs may be imposed upon either Party without the prior written consent of such Party.

5.3 Target Prescribers; Product Advisors.

(a) For each Calendar Year, Esprit shall review with the Marketing Committee by October 1 of the immediately preceding Calendar Year (or, for the Calendar Year ending December 31, 2008, thirty (30) days after the Effective Date) the specific Target Prescribers for Trospium Twice-Daily and Trospium Once-Daily and the planned copromotion

*	CONFIDENTIAL TREATMENT REQUESTED

coverage by Esprit and Indevus; provided, however, that (a) the Target Prescribers for the Indevus Sales Force shall be the Indevus Target Prescribers; and (b) Esprit may also conduct Details to the Indevus Target Prescribers.

(b) Notwithstanding and in addition to any rights or requirements set forth in any other provision of this Agreement, during the Copromotion Period, Indevus shall, with the prior consent of Esprit, and at Indevus’ cost, have the right to (i) have reasonable access to all medical advisors and consultants and with medical education, advertising and public relations agencies engaged by any Party with respect to Trospium Twice-Daily and Trospium Once-Daily (collectively, “Product Advisors”) and (ii) participate in meetings or discussions relating to marketing, medical education programs, advertising or any other promotional activities relating principally to Trospium Twice-Daily and Trospium Once-Daily between any Party or any Affiliate of any Party and any Product Advisor.

5.4 Esprit Promotional Activities.

(a) Esprit intends to provide a professional fully trained sales force to support Esprit’s obligations under this Agreement (the “Esprit Sales Force”). The Esprit Sales Force shall include Representatives Promoting Products to Target Prescribers and sales managers and sales directors who shall observe and supervise each Esprit Representative in the field, conduct and provide meaningful field evaluations, time supervision, territory management and field reports and other miscellaneous paperwork on behalf of the Esprit Sales Force. Esprit will provide the Marketing Committee at each meeting (but not more often than each meeting) with a report with respect to the monthly number and composition of the Esprit Sales Force.

(b) The Esprit Sales Force may conduct Details of products other than Products, as may be determined by Esprit from time to time. Esprit acknowledges and agrees that the absence of a requirement in this Agreement that Esprit provide a specified minimum number of Representatives or annual or quarterly Details shall not in any way minimize Esprit’s commitment to Promote Products hereunder.

5.5 Indevus Promotional Activities.

(a) The Indevus Sales Force shall include Representatives Promoting Products to the Indevus Target Prescribers and sales managers and sales directors who shall observe and supervise each such Indevus Representative in the field, conduct and provide meaningful field evaluations, time supervision, territory management and field reports and other miscellaneous paperwork on behalf of the Indevus Sales Force. Indevus will provide the Marketing Committee at each meeting (but not more often than each meeting) with a report with respect to the monthly number and composition of the Indevus Sales Force.

(b) Detail Requirements.

(i) For the portion of the Copromotion Period ending September 30, 2008, the number of Quarterly Indevus Details, all of which shall be Primary Position Details, to be delivered to the Indevus Target Prescribers shall * during each Calendar Quarter; provided, however, that, if the period from the Effective Date to the end of the first Calendar Quarter ending after the Effective Date is less a full Calendar Quarter, the number of such Details shall be subject to pro rata adjustment to the give effect to the reduced number of days in such period.

*	CONFIDENTIAL TREATMENT REQUESTED

(ii) Indevus may extend the Copromotion Period until December 31, 2008 by providing written notice of such extension to Esprit by not later than July 31, 2008. Indevus may further extend the Copromotion Period until March 31, 2009 by providing written notice of such extension to Esprit by not later than October 31, 2008. In the event Indevus elects to extend the Copromotion Period, the determination as to the number of Quarterly Indevus Details during each extended Calendar Quarter shall be mutually agreed to by the Parties by not later than June 30, 2008 and September 30, 2008 for the Calendar Quarter ending December 31, 2008 and March 31, 2009, respectively; provided, however, that the number of Quarterly Indevus Details during each such extended Calendar Quarter shall be not less than * The foregoing Details in each such extended Calendar Quarter may be Primary Position Details or Secondary Position Details in such proportion as is specified by Indevus on or prior to June 30, 2008 or September 30, 2008, as applicable; provided that, for the purpose of determining the number of Details completed pursuant to this Section 5.5(b)(ii), each Primary Position Detail conducted by Indevus during such extended Calendar Quarter shall equal one (1) Detail, and each Secondary Position Detail conducted by Indevus during such extended Calendar Quarter shall equal * Detail.

(c) Detail Adjustments. The Quarterly Indevus Details may be adjusted from time to time based on the Marketing Committee’s determination that the Product is promotionally sensitive as measured by immediate sales increases through promotional efforts and such other measurements of then-current market conditions (qualitative or/and quantitative) as may be commercially reasonable; provided, however, that any such adjustments shall be subject to the prior written approval of Indevus. The Indevus Sales Force may also conduct details of products other than Product, as may be determined by Indevus from time to time.

(d) Failure to Meet Detail Requirements. If, for any Calendar Quarter during the Copromotion Period, the Indevus Sales Force delivers less than one hundred percent (100%) of the Quarterly Indevus Details set forth in Section 5.5(b) for such Calendar Quarter, such Calendar Quarter shall be deemed a Deficient Quarter, and the following shall be applicable:

(i) If the Indevus Sales Force delivers less than one hundred percent (100%) but greater than * of the Quarterly Indevus Details set forth in Section 5.5(b) for such Deficient Quarter, the Indevus Sales Force shall cure the deficiency by delivering the deficient number of Details during the Cure Period in addition to its required Quarterly Indevus Details for the Cure Period.

(ii) If the Indevus Sales Force delivers less than or equal to * but greater than * of the Quarterly Indevus Details set forth in Section 5.5(b) for such Deficient Quarter, (A) the Indevus Sales Force shall, at Esprit’s election, cure the deficiency by delivering the deficient number of Details during the Cure Period in addition to its required Quarterly Indevus Details for the Cure Period and (B) Esprit’s Sales Force Reimbursement payment obligations for such Deficient Quarter pursuant to Section 6.3 shall be reduced to * of the amount that would otherwise have been due for such Calendar Quarter pursuant to Section 6.3.

*	CONFIDENTIAL TREATMENT REQUESTED

(iii) If the Indevus Sales Force delivers less than or equal to * but greater than * of the Quarterly Indevus Details set forth in Section 5.5(b) for such Deficient Quarter, (A) the Indevus Sales Force shall, at Esprit’s election, cure the deficiency by delivering the deficient number of Details during the Cure Period in addition to its required Quarterly Indevus Details for the Cure Period and (B) Esprit’s Sales Force Reimbursement payment obligations for such Deficient Quarter pursuant to Section 6.3 shall be reduced to * of the amount that would otherwise have been due for such Calendar Quarter pursuant to Section 6.3.

(iv) If the Indevus Sales Force delivers less than or equal to * of the Quarterly Indevus Details set forth in Section 5.5(b) for such Deficient Quarter, at Esprit’s election, (A) the Copromotion Period shall terminate and the Indevus Sales Force shall, at Esprit’s election, cease all Details and (B) * pursuant to Section 6.3 for such Deficient Quarter or thereafter.

(e) The actual number of Details made by the Indevus Sales Force to Target Prescribers during each Calendar Quarter shall be determined and reported in accordance with a call reporting system provided by Esprit to Indevus under this Agreement during the Copromotion Period.

5.6 Promotional Materials and Activities. During the Copromotion Period, and in compliance with Law, Esprit shall have the sole right to create and develop the Promotional Materials with, during the Copromotion Period, input and participation from the Marketing Committee, subject to Section 5.6(a). During the Copromotion Period, prior to finalizing such Promotional Materials and promotional activities, each Party shall include the other Party in its internal circulation of information regarding such promotional materials and activities during the development of such Promotional Materials and any event related materials and upon the finalization of such materials.

(a) Neither Party shall produce (other than as concepts for consideration by the other Party), distribute or otherwise use any Promotional Materials that have not been approved in advance by the Development Committee for purposes of determining compliance with Law and agreed upon standard operating procedures of each Party. Prior to the NDA Transfer Date, Promotional Materials shall be submitted to Indevus’ internal regulatory compliance personnel for timely review pursuant to applicable internal standard operating procedures, for an assessment of compliance with Law and shall be subject to Indevus’ approval solely with respect to compliance with Law. Such assessment shall be provided to both Parties. Each Party shall limit its statements, discussions and claims regarding Products, including those as to safety and efficacy, to those that are consistent with the Product Labeling and the Promotional Materials. Neither Party shall add, delete, modify or distort claims of safety or efficacy in the Detailing of Products, nor shall it make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) or alter the presentation order or format in the Promotional Materials.

(b) Esprit shall own all right, title and interest in and to the copyrights in all marketing, sales, advertising or Promotional Materials relating to the Products in the Field in the Territory (“Territory Copyrighted Works”). Indevus shall execute all documents and take all actions as are reasonably requested by Esprit to vest title to such Territory Copyrighted

*	CONFIDENTIAL TREATMENT REQUESTED

Works in Esprit. Esprit shall be responsible, at its expense, for searching, clearing and filing applications for registration of all such Territory Copyrighted Works. To the extent such materials include or incorporate original works of authorship created by Indevus prior to the Effective Date, Indevus shall not use, or make any proprietary claim with regard to, those pre-existing materials separate and apart from their use and inclusion in Territory Copyrighted Works relating to Products.

(c) Subject to Section 5.6(b), Esprit and Indevus shall retain all rights, including all copyrights and trademarks, to all of their respective programs and materials existing as of the Effective Date in all formats (including print, video, audio, digital, and computer formats) regarding sales training, patient education and disease management programs owned or licensed by each at the time such materials are shared with the other Party, as well as any modifications of such programs each may develop in the future that are not specific to Products in the Field. Esprit and Indevus shall, from time to time, each notify the other as to the identity of such proprietary programs. In addition, all new programs that are not specific to Products in the Field that are jointly developed by Esprit and Indevus pursuant to this Agreement shall be jointly owned by Esprit and Indevus, and each Party shall have the right to use such jointly developed programs free of charge after the expiration of the Agreement Term.

(d) Esprit shall be the primary Party responsible for preparing all submissions with the FDA regarding approval of all Promotional Materials that require FDA approval; provided that prior to the NDA Transfer Date Indevus shall be responsible for filing all such submissions and participating with Esprit in any interactions with the FDA regarding such matters. After the NDA Transfer Date, Esprit shall be responsible for all submissions and interactions with the FDA regarding approval of all Promotional Materials that require FDA approval.

(e) Except as otherwise prohibited by Law, during the Copromotion Period, all Promotional Materials used by Indevus in connection with the Promotion of Products under this Agreement shall be only those supplied by Esprit. Indevus may display on such Promotional Materials the Indevus Logo; provided that the trademark of and specified by Esprit (or any person or entity to which Esprit assigns or sublicenses rights hereunder) shall appear to the left of and/or above the Indevus Logo. Indevus shall not use any representations of any mark of Esprit other than those supplied by Esprit in Promotional Materials. Solely to the extent required by Law, all Promotional Materials used by Esprit will indicate that a Product is sold under license from Indevus and promoted by Esprit or any such Affiliate, as directed by Esprit. All promotional materials used by Indevus in connection with the Promotion of Products under this Agreement shall indicate that the Trademarks (except for the Indevus Logo) are owned by Esprit or any such Affiliate, as directed by Esprit. Notwithstanding anything to the contrary in this Section 5.6(e), except to the extent required by Law, in no event shall any packaging, trade dress, journal advertising and sales aids, or FDA approved Product Labeling display any mark of Indevus.

(f) Within ninety (90) days after the expiration or termination of this Agreement, each Party shall return (unless prohibited by Law), or otherwise dispose of in accordance with instructions from the other Party, all remaining Promotional Materials provided by the other Party and will provide the other Party with a certified statement that all remaining Promotional Materials have been returned or otherwise properly disposed of and that the Party is no longer in possession or control of any such Promotional Materials in any form or fashion.

5.7 Samples. The following terms shall apply to any Samples in the Territory:

(a) Esprit shall distribute to each Party Samples to be used by the Sales Forces. All supply and costs of Samples shall be subject to the provisions of Article 14.

(b) Each Party shall receive and use such Samples in accordance with the Promotion Plan and Laws. The quantity of Samples to be provided to each Party and the method of distribution shall be determined by Esprit; provided, that the number of Samples provided to a Party shall be consistent with the number of Samples provided to the other Party based on the respective number of Details expected to be made by each Party’s Representatives under the Promotion Plan.

(c) Each Party shall maintain and adhere to its established internal standard operating procedures to assure that such Party and such Party’s Sales Force comply with all requirements of the PDMA with respect to the Promotion of Products and other activities under this Agreement, as well as material compliance with other Laws. Indevus shall notify Esprit promptly, but no less than in sufficient time after Indevus learns that any Samples shipped by Esprit to Indevus have been lost or have not been received as scheduled, such that Esprit will have a reasonable period of time to enable it to comply with all legal requirements and file any reports with respect to such Samples. Furthermore, such procedures shall include a requirement that each Party shall be responsible for reporting directly to the FDA any known thefts or significant losses of Samples, as the same is required by the then applicable FDA regulations, and Esprit shall promptly provide Indevus with a complete copy of any such report submitted by Esprit.

(d) Within * after the expiration or termination of the Copromotion Period, Indevus shall return, or otherwise dispose of in accordance with instructions from Esprit and Law, all remaining Samples controlled by Indevus and will provide Esprit with a certified statement that all remaining Samples have been returned or otherwise properly disposed of and that Indevus is no longer in possession or control of any such Samples in any form or fashion.

(e) Upon not less than * advance written notice to the other Party, during the Copromotion Period each Party shall be entitled, at its sole expense, to conduct an inspection and audit of the other Party’s compliance with Section 5.7(b) and (c).

5.8 Training Program.

(a) Primary Training. No person shall be Deployed as a Sales Force member unless and until such person has received and successfully completed the training, certification and testing set forth in this Section 5.8 (the “Primary Training”). The Parties acknowledge and agree that as of the Effective Date, pursuant to the Original Agreement, the Indevus Sales Force has completed the Primary Training with respect to Trospium Twice-Daily. The Primary Training shall initially consist of home study training and an initial training program, which shall include such medical and technical information about Trospium

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Once-Daily and, as applicable, Trospium Twice-Daily, and such sales training as the Marketing Committee deems necessary and appropriate, including training on the proper handling of Adverse Experiences encountered with respect to Trospium Twice-Daily and Trospium Once-Daily and on timely reporting to Esprit of inquiries relating to Trospium Twice-Daily and Trospium Once-Daily and other requests for information related to Trospium Twice-Daily and Trospium Once-Daily and the reporting thereof to Esprit. Esprit, with consultation from the Marketing Committee shall plan, formulate and conduct the Primary Training with respect to Trospium Once-Daily to the extent not completed as of the Effective Date, and Esprit shall be responsible for all expenses (e.g., airfare, hotel, and expense of instructors) except for salaries and compensation of members of the Indevus Sales Force incurred in connection with attending such Primary Training; provided that Indevus may participate in planning and conducting any such Primary Training relating to the Indevus Sales Force. The Product training of each Party’s Sales Force shall be consistent with the direction of Esprit, the Promotion Plan, and the Product training materials. Promptly after the Effective Date, Esprit and Indevus shall agree on a mutually convenient schedule which will enable the Parties to complete the Primary Training of the Sales Force with respect to Trospium Once-Daily in sufficient time to enable the Sales Forces to meet the launch date for Trospium Once-Daily in the United States.

(b) Each Party may conduct the Training Program for its employees at sites to be determined by such Party. Each Party shall bear all costs associated with any Training Programs for its employees; provided that Esprit shall provide the training materials for each Training Program, including an up-to-date learning unit for Trospium Twice-Daily and Trospium Once-Daily for “at home” study prior to the commencement of the Training Program. Esprit shall also provide for distribution to the Sales Force, Product promotional training and training materials regarding the Detailing of Trospium Twice-Daily and Trospium Once-Daily to the Target Prescribers in accordance with the Promotion Plan for the Products. Such materials shall be provided to Indevus free of charge for distribution to the Indevus Sales Force.

(c) Additional Training. In addition to the Primary Training, during the Agreement Term, each Party shall conduct, at its sole expense, separate training programs for its respective Sales Force with respect to the “Medicare and Medicaid Anti-Kickback Statute,” set forth at 42 U.S.C. §1320(a)-7b(b) and the prohibited acts set forth thereunder, PDMA regulations, and other applicable guidelines relating to promotion of Products in the Field, such as the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, with the content of said training programs to be pre-approved by both Parties. Upon completion of such additional training, each Sales Force member shall be required to sign a certificate acknowledging their receipt of such training and certifying and acknowledging their understanding of such statutes and the specified actions prohibited thereunder.

(d) Testing/Certification of Product Knowledge. No person shall be Deployed as a Sales Force member unless and until such person has demonstrated a thorough knowledge of Trospium Twice-Daily and Trospium Once-Daily by passing the Product certifications. Such Product certifications shall be administered to each trainee near the completion of the Primary Training (or of any subsequent Product training), and the scores of such certification shall be verified to the satisfaction of both Parties. Each Party reserves, and shall at all times have, the right to review any and all Product certifications taken by any member of the other Party’s Sales Force during the Copromotion Period. The Parties shall review and determine minimum score standards prior to the administering of the certifications. Any Representative failing to meet such minimum standards is not eligible for assignment to Detail Products under this Agreement.

(e) Ongoing Training. Each Party shall be responsible for, and shall plan, coordinate and conduct and pay for such ongoing training as is otherwise required to Deploy new or replacement members of its Sales Force and account for any changes in the Promotion Plan, the Products or Laws, which training shall be substantially equivalent to the Primary Training.

(f) Assistance of the Parties. Each Party shall cooperate with the other Party to coordinate the Training Programs.

5.9 Additional Services and Assistance by Esprit.

(a) During the Agreement Term, in addition to the other services to be provided by Esprit under this Agreement, Esprit shall provide to Indevus the services or assistance set forth in this Section 5.9.

(b) Esprit or its Third Party contractor shall provide all order entry, customer service (including forwarding to Indevus product complaints), reimbursement management, medical affairs (including reports for all Adverse Experiences in accordance with Article 10), medical information, warehousing, physical distribution, invoicing, credit and collections, production forecasting and other related facilities and services necessary or desirable for the distribution, marketing, Promotion and sales of Products under this Agreement. Such services shall include contract administration, including handling wholesaler chargebacks, managed care contracts, federal and state government contracts, rebate contracts, long-term care contracts, performance-based contracts and hospital purchasing contracts, and Esprit shall be responsible for managing and performing visits to national accounts, including managed care, trade and government accounts. Esprit shall be exclusively responsible for accepting and filling purchase orders for Products pursuant to this Agreement and for processing billing and returns with respect to such Products, in accordance with Article 14. Prior to the Processing Assumption Date, provided that Esprit’s storage and handling of Finished Products and Samples after receipt from Indevus conforms to Specifications, Esprit shall have no obligation or responsibility for Finished Products and Samples meeting Specifications under this Agreement, which shall be solely the obligation and responsibility of Indevus until the Processing Assumption Date.

(c) During the Copromotion Period, Esprit shall make available to Indevus the right to use Esprit’s call reporting system which system shall be reasonably satisfactory to Indevus and shall be in compliance with all PDMA regulations and Esprit shall provide Indevus with up to * during the Copromotion Period of its call reporting system, to use for such purposes. Each Party shall provide all necessary and appropriate support to such Party’s Sales Force for sample and call reporting and tracking, in each case in compliance with all PDMA regulations and reasonably satisfactory to the other Party.

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(d) At Indevus’ reasonable request, Esprit shall make available to Indevus reasonable regulatory support with respect to Products, as agreed by the Parties; provided that such support does not require Esprit to incur significant expenses, as determined by Esprit at its sole discretion, and does not require Esprit to defer or delay regulatory support of any other products or product candidates in its portfolio.

(e) Esprit shall make available to Indevus reasonable support regarding Esprit’s indigent patient program and other patient assistance programs, as agreed to between the Parties and PDMA compliance, in accordance with Esprit’s internal standard operating procedures.

(f) Esprit shall provide Indevus on a * basis for the immediately preceding * (i) sales reports of Net Sales (including any deductions from the gross amount invoiced) in the Territory, in a format to be approved by the Marketing Committee and (ii) monthly data that measures prescriptions written for a Finished Product by each Target Prescriber in the Territory from a source mutually agreed in writing by the Parties, as such data becomes available, as agreed by the Parties.

(g) Esprit and its Third Party contractors shall be responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Products in the Field, including the distribution of standard medical information letters (provided a form of such letter has been approved by Esprit regulatory personnel) resulting from the marketing activities of the Sales Forces. Indevus shall refer all such medical inquiries that it receives to Esprit; provided that Esprit shall provide copies of the responses given, all in accordance with Laws, including regulations and policies of the FDA, to Indevus. The Parties shall work together to formulate, and shall mutually agree upon, responses to such inquiries, including the content of any Frequently Asked Questions. If appropriate, the Parties shall establish a centralized database to document and track medical inquiries. Indevus shall provide information and access to data, records and reports reasonably requested or needed by Esprit to fulfill its obligations under this Section 5.9(g).

5.10 Additional Personnel and Support. Each Party shall provide as necessary for the diligent performance of this Agreement additional personnel needed to coordinate, support and enhance the quality and effectiveness of the activities of each Representative Detailing Products under this Agreement; provided, however, that none of such non–Sales Force personnel shall directly or indirectly engage in Detailing the Products, nor shall any such non–Sales Force member be given access to or control over any Samples.

5.11 Covenants of the Parties.

(a) Esprit covenants that the Esprit Sales Force during the Agreement Term shall (i) limit its claims of efficacy and safety for Products in the Field in the Territory to those that are consistent with approved promotional claims in the Promotion Plan and are consistent with the FDA-approved prescribing information for Products in the Field in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of Products under this Agreement from those claims of efficacy and safety that are contained in the Promotion Plan and that are consistent with the FDA-approved prescribing information and with

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Law; (iii) use the Promotional Materials in accordance with Section 5.6; (iv) Promote Products under this Agreement in accordance with the Promotion Plan and Laws, and in compliance with the then current Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals; and (v) except as required by Law, not intentionally do anything that could reasonably be expected to materially jeopardize or harm the NDA for, or materially harm the commercial value, commercial reputation or Net Sales of, Products.

(b) Indevus covenants that, during the Copromotion Period, the Indevus Sales Force shall (i) limit its claims of efficacy and safety for Products in the Field in the Territory to those that are consistent with approved promotional claims in the Promotion Plan and are consistent with the FDA-approved prescribing information for Products in the Field in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of Products under this Agreement from those claims of efficacy and safety contained in the Promotion Plan and that are consistent with the FDA-approved prescribing information and Law; (iii) use the Promotional Materials in accordance with Section 5.6; (iv) Promote Products under this Agreement in accordance with the Promotion Plan and Laws, and in compliance with the then current Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals; and (v) except as required by Law, not intentionally do anything that could reasonably be expected to materially jeopardize or harm the NDA for, or materially harm the commercial value, commercial reputation or Net Sales of, Products. After expiration of the Copromotion Period, Indevus shall not conduct any Promotion activities with respect to Products in the Field in the Territory.

(c) During the Agreement Term, neither Party shall solicit any employee of the other Party or any of its Affiliates, with whom it has come in contact or interacted for the purposes of the performance of this Agreement, including any member of such other Party’s Sales Force, to leave the employment of such other Party and accept employment or work as a consultant with such Party or any of its Affiliates; provided that, for purposes of the foregoing, “solicit” shall not be deemed to mean (i) circumstances where an employee of one Party initiates contact with the other Party or any of its Affiliates with regard to possible employment or (ii) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

6.	PAYMENTS AND STATEMENTS

6.1 Upfront and Milestone Payments. In consideration of the rights granted by Indevus hereunder:

(a) Esprit shall pay Indevus on the Effective Date by wire transfer of immediately available funds to an account designated by Indevus an up-front license fee of US$25,000,000 (twenty-five million dollars), a portion of which shall be creditable in accordance with Section 6.2(a)(ii).

(b) Esprit shall pay Indevus on December 31, 2013 by wire transfer of immediately available funds to an account designated by Indevus a milestone payment of US$20,000,000 (twenty million dollars); *

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6.2 Sublicensing Royalties, Minimum Royalties and Third Party Royalties.

(a) Sublicensing Royalties.

(i) In consideration of the rights granted by Indevus hereunder, during the Agreement Term, Esprit shall pay Indevus sublicensing royalties equal to twelve and one-half percent (12.5%) of aggregate Net Sales in the Field in the Territory in each Calendar Year (“Sublicensing Royalties”), subject to Section 6.2(a)(ii).

(ii) Commencing on the earlier of (A) January 1, 2010 or (B) the occurrence of a Product Adverse Event that is due to Generic Competition or that results in termination by Esprit of all commercialization activities of Esprit with respect to Trospium Once-Daily in the Field in the Territory: Esprit shall be entitled to credit against Sublicensing Royalties otherwise payable by Esprit pursuant to Section 6.2(a)(i) the amounts set forth in this Section 6.2(a)(ii) below to the extent the aggregate amount so credited does not during the Agreement Term exceed US$20,000,000 (twenty million dollars) provided that the amount that may be credited against Sublicensing Royalties in any Calendar Year shall not exceed the lesser of (W) * or (X) the greater of (1) * of such Sublicensing Royalties otherwise payable for such Calendar Year prior to the occurrence of a Product Adverse Event and (2) * of such Sublicensing Royalties otherwise payable for such Calendar Year after a Product Adverse Event has occurred. Notwithstanding the foregoing, Esprit shall not be entitled to credit, for each Calendar Quarter, more than the lesser of (Y) * or (Z) the greater of (1) * of such Sublicensing Royalties otherwise payable for such Calendar Quarter prior to the occurrence of a Product Adverse Event and (2) * of such Sublicensing Royalties otherwise payable for such Calendar Quarter after a Product Adverse Event has occurred; provided that, to give effect to the maximum credit available for each Calendar Year, for the fourth Calendar Quarter of a Calendar Year, or portion thereof, if applicable, Esprit will calculate the maximum amount creditable by Esprit pursuant to the first sentence of this Section 6.2(a)(ii) for such Calendar Year, and, if the maximum amount creditable pursuant to the first sentence of this Section 6.2(a)(ii) for such Calendar Year is greater than the actual amount credited during the first three Calendar Quarters of such Calendar Year, Esprit may credit an amount equal to such difference against any payments payable to Indevus for the fourth Calendar Quarter of such Calendar Year, or thereafter if Esprit is not able to fully credit such amount because such creditable amount is greater than Sublicensing Royalties otherwise payable to Indevus for such Calendar Quarter.

(iii) Esprit shall be entitled to credit amounts in accordance with Section 6.2(a)(ii) until Esprit has fully credited US$20,000,000 (twenty million dollars) against payments due from Esprit to Indevus. For clarity, if any such amount is not credited during a Calendar Quarter, such amount shall be creditable in subsequent Calendar Quarters, in accordance with Section 6.2(a)(ii).

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(b) Minimum Royalties. In consideration of the rights granted by Indevus hereunder, to the extent that Sublicensing Royalties payable to Indevus under Section 6.2(a) for a Calendar Year (without taking account of any credit applied pursuant to Section 6.2(a)(ii) during such Calendar Year) specified in the table in Section 6.2(b)(i) do not equal or exceed the Minimum Royalties set forth adjacent to such Calendar Year in the table in Section 6.2(b)(i), Esprit shall pay to Indevus an amount equal to the difference, as follows:

(i) Subject to Sections 6.2(b)(ii) and (iii), to the extent that Sublicensing Royalties payable to Indevus under Section 6.2(a) for each Calendar Quarter (excluding the fourth Calendar Quarter, for which Sublicensing Royalties and Minimum Royalties, to the extent applicable, shall be paid in accordance with Section 6.2(b)(iv)) of a Calendar Year specified in the table in this Section 6.2(b)(i) below (without taking account of any credit applied pursuant to Section 6.2(a)(ii)) (the “Actual Sublicensing Royalties”), do not equal or exceed * of the Minimum Royalties set forth adjacent to such Calendar Year in the table in this Section 6.2(b) below (as may be adjusted pursuant to Sections 6.2(b)(ii) and (iii)) (the “Pro Rated Minimum Royalty”), Esprit shall pay to Indevus, in accordance with Section 6.4(b), an amount equal to the difference between (A) the Pro Rated Minimum Royalty applicable for such Calendar Quarter and (B) the Actual Sublicensing Royalties for such Calendar Quarter (such difference for any Calendar Quarter, the “Minimum Royalty Shortfall”).

Calendar Year ending December 31,	Minimum Royalties
2007	US$	8,125,000	(1)
2008	US$	8,125,000
2009	US$	10,625,000
2010	US$	15,625,000
2011	US$	18,125,000
2012	US$	20,625,000
2013	US$	23,500,000
2014	US$	26,250,000

(1)	For the avoidance of doubt, the 2007 Minimum Royalty shall apply only for the period, if any, after the Effective Date and prior to December 31, 2007. Prior to the Effective Date, the minimum royalties provided for in the Original Agreement shall continue to apply.

(ii) Notwithstanding Section 6.2(b)(i), the Pro Rated Minimum Royalty for any Calendar Quarter that is less than a complete Calendar Quarter (such as for the Calendar Quarter in which the Effective Date occurs or a Calendar Quarter that is less than a complete Calendar Quarter due to the termination of this Agreement), shall be subject to pro rata adjustment, based on the applicable number of days in such Calendar Quarter.

(iii) Notwithstanding Section 6.2(b)(i), in the event of a Product Adverse Event, the following shall be applicable:

(A) Esprit’s obligation to pay the Minimum Royalty Shortfall for a particular Calendar Quarter or a Calendar Year shall be suspended effective as of the date on which the Product Adverse Event occurs and shall either terminate for such Calendar Quarter and all Calendar Quarters thereafter or be reinstated in accordance with the following subsections (B) through (D).

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(B) Upon the occurrence of a Product Adverse Event that (1) is due to Generic Competition or (2) results in termination by Esprit of all commercialization activities of Esprit with respect to Trospium Once-Daily in the Field in the Territory, Esprit’s obligation to pay the Minimum Royalties shall terminate for such Calendar Quarter and all Calendar Quarters thereafter.

(C) Upon the occurrence of a Product Adverse Event (1) that is not due to Generic Competition, (2) that does not result in termination by Esprit of all commercialization activities of Esprit with respect to Trospium Once-Daily in the Field in the Territory, and (3) following which, the average Net Sales for the two (2) complete Calendar Quarters commencing immediately after termination of such Product Adverse Event (the “Post Adverse Event Net Sales”), does not equal or exceed the product of (x) the average Net Sales for the two (2) complete Calendar Quarters immediately preceding the commencement of such Product Adverse Event and (y) the sum of the Pro Rated Minimum Royalties for each of the two (2) complete Calendar Quarters immediately after the termination of such Product Adverse Event divided by the sum of the Pro Rated Minimum Royalties for each of the two (2) complete Calendar Quarters immediately preceding the occurrence of such Product Adverse Event, each as calculated from the table set forth in Section 6.2(b)(i) (such product, the “Pre Adverse Event Sales Base”), then the Minimum Royalties set forth in the table in Section 6.2(b)(i) for the Calendar Year in which the Product Adverse Event occurs and for each Calendar Year thereafter shall be reduced as follows: the applicable Minimum Royalties set forth in the table in Section 6.2(b)(i) shall be multiplied by the Post Adverse Event Net Sales and divided by the Pre Adverse Event Sales Base. The Product of such calculation shall be “New Minimum Royalties”. Effective as of the termination of such Product Adverse Event, Esprit’s obligation to satisfy the Minimum Royalties shall be reinstated but such Minimum Royalties shall, for all purposes under this Agreement, be the New Minimum Royalties. In such event, all references herein to the Minimum Royalties shall be deemed to be such New Minimum Royalties and all references herein to the Pro Rated Minimum Royalty or the Minimum Royalty Shortfall shall be calculated based on such New Minimum Royalties. Notwithstanding the foregoing, such New Minimum Royalties shall be subject to pro rata adjustment, as set forth in Section 6.2(b)(ii), to give effect to any portion of a Calendar Quarter in which the obligation to pay the Minimum Royalty Shortfall is suspended.

(D) If the Product Adverse Event (1) is not due to Generic Competition, (2) does not result in termination by Esprit of all commercialization activities of Esprit with respect to Trospium Once-Daily in the Field in the Territory, and (3) the Post Adverse Event Net Sales equals or exceeds the Pre Adverse Event Sales Base, then upon termination of such Product Adverse Event, the Minimum Royalties set forth in the table in Section 6.2(b)(i) shall be reinstated; provided, however, that such Minimum Royalties shall be subject to pro rata adjustment, as set forth in Section 6.2(b)(ii), to give effect to any portion of a Calendar Quarter in which the obligation to pay the Minimum Royalty Shortfall is suspended.

(iv) For each Calendar Year, as part of the report for the fourth Calendar Quarter of such Calendar Year, Esprit will calculate the maximum Sublicensing Royalties payable to Indevus pursuant to Section 6.2(a) for such Calendar Year (without taking account of any credit applied pursuant to Section 6.2(a)(ii)) (for purposes of this Section 6.2(b)(iv) and for each Calendar Year, the “Annual Sublicensing Royalties) and, if applicable, the Minimum Royalties payable to Indevus pursuant to Section 6.2(b)(i)–(iii) for such Calendar Year (for purposes of this Section 6.2(b)(iv) and for each Calendar Year, the “Annual Minimum Royalties”). The amount payable by Esprit to Indevus for the fourth Calendar Quarter of each Calendar Year pursuant to Section 6.2(a) and (b), or creditable by Esprit as described below, shall be calculated as follows:

(A) If the Annual Sublicensing Royalties payable for any Calendar Year are (1) greater than the Annual Minimum Royalties payable for such Calendar Year and (2) greater than the sum of all Sublicensing Royalty payments and Minimum Royalty Shortfall payments paid by Esprit to Indevus during the first three (3) Calendar Quarters of such Calendar Year, Esprit shall pay to Indevus, in accordance with Section 6.4(b), an amount equal to the difference between (1) such Annual Sublicensing Royalties and (2) the sum of all Sublicensing Royalty payments and Minimum Royalty Shortfall payments paid by Esprit to Indevus during the first three (3) Calendar Quarters of such Calendar Year;

(B) If the Annual Sublicensing Royalties payable for any Calendar Year are (1) greater than the Annual Minimum Royalties payable for such Calendar Year and (2) less than the sum of all Sublicensing Royalty payments and Minimum Royalty Shortfall payments paid by Esprit to Indevus during the first three (3) Calendar Quarters of such Calendar Year, Esprit may credit, in accordance with Section 6.4(b), an amount equal to the difference between (1) such Annual Sublicensing Royalties and (2) the sum of all Sublicensing Royalty payments and Minimum Royalty Shortfall payments paid by Esprit to Indevus during the first three (3) Calendar Quarters of such Calendar Year, against any amounts payable to Indevus under this Agreement for such fourth Calendar Quarter, or for any Calendar Quarter thereafter if Esprit is not able to fully credit such amount because such creditable amount is greater than payments otherwise payable to Indevus for such fourth Calendar Quarter;

(C) If the Annual Minimum Royalties payable for any Calendar Year are (1) greater than the Annual Sublicensing Royalties payable for such Calendar Year and (2) greater than the sum of all Sublicensing Royalty payments and Minimum Royalty Shortfall payments paid by Esprit to Indevus during the first three (3) Calendar Quarters of such Calendar Year, Esprit shall pay, in accordance with Section 6.4(b), to Indevus an amount equal to the difference between (1) such Annual Minimum Royalties and (2) the sum of all Sublicensing Royalty payments and Minimum Royalty Shortfall payments paid by Esprit to Indevus during the first three (3) Calendar Quarters of such Calendar Year; and

(D) If the Annual Minimum Royalties payable for any Calendar Year are (1) greater than the Annual Sublicensing Royalties payable for such Calendar Year and (2) less than the sum of all Sublicensing Royalty payments and Minimum Royalty Shortfall payments paid by Esprit to Indevus during the first three (3) Calendar Quarters of such Calendar Year, Esprit may credit, in accordance with Section 6.4(b), an amount equal to the difference between (1) such Annual Minimum Royalties and (2) the sum of all Sublicensing

Royalty payments and Minimum Royalty Shortfall payments paid by Esprit to Indevus during the first three (3) Calendar Quarters of such Calendar Year, against any amounts payable to Indevus under this Agreement for such fourth Calendar Quarter, or for any Calendar Quarter thereafter if Esprit is not able to fully credit such amount because such creditable amount is greater than payments otherwise payable to Indevus for such fourth Calendar Quarter.

(c) Third Party Royalties.

(i) In further consideration of the rights granted by Indevus hereunder, during the Agreement Term (or such shorter period or periods in which any such amounts are payable to Madaus or Supernus, as applicable, under the Madaus License and the Supernus Agreement, respectively) Esprit shall also reimburse Indevus an amount equal to the aggregate Third Party Royalties payable for any Calendar Quarter by Indevus in accordance with the report described in Section 6.4(b)(iii); provided, however, that in no event shall Esprit have any obligation to pay any such Third Party Royalties in excess of * of Net Sales in any Calendar Quarter. Each such payment shall be non-refundable to and non-creditable by Esprit.

(ii) The upfront payment, milestone payment, Sublicensing Royalties and Minimum Royalties payable to Indevus pursuant to Section 6.2(a) and/or Section 6.2(b) are exclusive of the Third Party Royalties payable to Indevus under this Section 6.2(c).

6.3 Sales Force Reimbursement. Subject to Section 5.5:

(a) Esprit shall pay to Indevus, as a sales force reimbursement for the Indevus Sales Force, an amount equal to (i) US$2,318,461 (two million three hundred eighteen thousand four hundred sixty-one dollars) for each Calendar Quarter from October 1, 2007 through June 30, 2008 and (ii) US$2,318,461 (two million three hundred eighteen thousand four hundred sixty-one dollars) (plus an industry standard cost-of-living increase (not to exceed the percentage change since January 1, 2008 in the National Compensation Survey, Private Industry Compensation as reported by the Department of Labor, Bureau of Labor Statistics, or successor agency)) for the Calendar Quarter ending September 30, 2008; and

(b) If Indevus elects to extend the Copromotion Period, Esprit shall pay Indevus as sales force reimbursement for the Indevus Sales Force, an amount equal to US$2,318,461 (two million three hundred eighteen thousand four hundred sixty-one dollars) (plus an industry standard cost-of-living increase (not to exceed the percentage change since January 1, 2008 in the National Compensation Survey, Private Industry Compensation as reported by the Department of Labor, Bureau of Labor Statistics, or successor agency)) for each extended Calendar Quarter from October 1, 2008 through December 31, 2008 or, if Indevus elects to extend the Copromotion Period through March 31, 2009, through March 31, 2009, as applicable.

The sales force reimbursement amounts set forth in (a) and (b), above (the “Sales Force Reimbursement”) shall be payable in accordance with Section 6.4(a).

(c) Esprit shall pay on the Effective Date the amounts, if any, that are stated in any statements for Sales Force Reimbursement, as such term is defined in the Original Agreement, submitted by Indevus for September 2007 and any subsequent month ending after the Execution Date to the extent the same are unpaid as of the Effective Date.

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6.4 Reports and Payments.

(a) Within fifteen (15) days following the end of each Calendar Quarter that begins or ends during the Copromotion Period, Indevus shall submit to Esprit a statement for the Sales Force Reimbursement and a report containing an accounting of all Details performed by the Indevus Sales Force to the Target Prescribers during such Calendar Quarter. Such accounting shall include, to the extent available from the call reporting system provided to Indevus by Esprit, a summary of actual physician data, the number of Primary Position Details made, the number of Secondary Position Details made, the date on which such Details were made and the location made.

(b) Within twenty (20) days after the end of each Calendar Quarter that begins or ends during the Agreement Term, Esprit shall furnish to Indevus a written report showing:

(i) all Net Sales during (A) such Calendar Quarter, including a reconciliation to Net Sales and a breakdown of all deductions from the gross amount invoiced to arrive at Net Sales, and (B) the Calendar Year to date through the end of such Calendar Quarter;

(ii) the total number of units of each Finished Product sold during that Calendar Quarter (which, with respect to Trospium Once-Daily, is the total number of capsules sold during such Calendar Quarter) and not returned; and

(iii) a calculation of (A) Third Party Royalties payable for such Calendar Quarter, (B) Sublicensing Royalties, (C) Minimum Royalties, Pro Rated Minimum Royalties and/or Minimum Royalty Shortfall, as applicable, for such Calendar Quarter and, (D) any amounts creditable under this Agreement, including pursuant to Section 6.2(a)(ii), 6.2(b)(iv), and 14.8(b)(iii), and (E) any amounts payable pursuant to Section 14.13(e)(iv).

(iv) if a report has not previously been provided under Section 6.5(e) of the Original Agreement for the Calendar Quarter ending September 30, 2007, or any other Calendar Quarter than commences after the Execution Date but prior to the Effective Date, the first report provided under this Section 6.4(b) after the Effective Date shall also include, for the applicable periods referenced in this Section 6.4(b)(vi) and ending on the day immediately prior to the Effective Date, the information required by Section 6.5(e) and (f) of the Original Agreement with respect to Sublicensing Royalties, Third Party Royalties and Minimum Royalties as such terms are defined in the Original Agreement.

(v) Each such report shall be accompanied by (A) with respect to the period commencing on the Effective Date, payment of the Third Party Royalties under Section 6.2(c), Sublicensing Royalties under Section 6.2(a), the amount required under Section 6.2(b) and the Minimum Royalty Shortfall required under Section 6.2(b) in respect of such Calendar Quarter, if any, and the Sales Force Reimbursement under Section 6.3, subject to any offsets due to creditable amounts, (B) with respect to the Calendar Quarter in which the true-up of the Supply Price occurs pursuant to Section 14.8(b)(iii), the amounts payable pursuant to

Section 14.8(b) and (C) with respect to any Calendar Quarter that begins prior to the Processing Assumption Date, the amount payable under Section 14.13(e)(iv). In addition, the first report provided after the Effective Date shall also be accompanied by payment of applicable Third Party Royalties, Sublicensing Royalties and the difference between the pro rated portion of the Minimum Royalties and the cumulative Sublicensing Royalties (as each of such terms are defined in the Original Agreement) paid by Esprit to Indevus (if any), for the period commencing on July 1, 2007 and ending on the day immediately prior to the Effective Date, as contemplated by Section 6.4(b)(iv), except to the extent such payments are made on or prior to the Effective Date.

Esprit acknowledges and agrees that it has been provided with copies of the Madaus License, including the Madaus Amendment, and agrees to comply with, and to enable Indevus to comply with, the provisions of Section 5.3 of the Madaus License with respect to the audit and other rights of Madaus to verify the information required to be provided by Indevus to Madaus under such Section 5.3.

(c) Any change in the amount that would have been payable from one Party to the other Party under this Agreement that results from any restatements to a prior period’s financial results due to errors, omissions, or any other misstatements, shall be added to or deducted from, as applicable, the amount of the next payment due under this Agreement. Esprit shall keep and shall require its Affiliates to keep complete and accurate records in connection with the purchase, use and/or sale by or for it of the Products hereunder in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 6.

(d) Without limiting any Party’s remedies hereunder, in the event payments required to be made under this Section 6.4 are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the Prime Rate commencing on the date such payment is due until such date as the payment is made. “Prime Rate” shall mean the prime rate of Citibank, N.A. in New York, New York as published in the Wall Street Journal computed on a daily basis and shall change when and as the Prime Rate changes.

(e) A Party required to make a payment to the other Party under this Agreement shall be entitled to deduct and withhold from the amount otherwise payable such amounts to the extent it is required to deduct and withhold with respect to such payment under any provision of federal, state, local or foreign tax Law. Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Party on whose behalf it was withheld. No deduction shall be made to the extent the paying Party is timely furnished with necessary documents certifying that the payment is exempt from tax or subject to a reduced tax rate.

(f) Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with GAAP. All payments due by one Party to the other Party under this Agreement shall be payable in United States dollars. In addition, all calculations herein shall give pro-rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year (or twelve month period) that is shorter than four consecutive full Calendar Quarters or twelve consecutive months, as applicable.

6.5 Audits.

(a) Independent Audit.

(i) Upon the written request of Indevus, but in no event more than once in any twelve (12) month period, Esprit shall permit an independent certified public accounting firm of recognized standing, selected by Indevus and reasonably acceptable to Esprit, to have access during normal business hours to such of the records of Esprit as may be reasonably necessary to verify the accuracy of the reports under Section 6.4 for any year ending not more than * months prior to the date of such request. The accounting firm shall disclose to Indevus whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales, and the resulting effect of such calculations on the amounts payable by Esprit under this Agreement) and such other information that should properly be contained in a report required under this Agreement. Esprit shall have reciprocal audit rights for reports to be provided by Indevus under this Agreement.

(ii) Dispute. If there is a dispute between the Parties following any audit performed pursuant to Section 6.5(a)(i), either Party may refer the issue (an “Audit Disagreement”) to a second independent certified public accounting firm of recognized standing for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(A) The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 6.5(a)(ii).

(B) Within five (5) Business Days of the giving of such notice, the Parties shall jointly select a recognized national accounting firm to act as an independent expert to resolve such Audit Disagreement.

(C) The Audit Disagreement submitted for resolution shall be described by the Parties to such independent expert, which description may be in written form, within ten (10) Business Days of the selection of such independent expert.

(D) Such independent expert shall render a decision on the matter as soon as practicable.

(E) The decision of such independent expert shall be final and binding and shall not be subject to Section 15.6 unless such Audit Disagreement involves alleged fraud, breach of this Agreement, or construction or interpretation of any of the terms and conditions hereof.

(b) If, pursuant to Section 6.5(a)(i) or 6.5(a)(ii), as applicable, an accounting firm concludes that additional amounts were owed during a year, the audited Party shall pay the additional payments, together with interest at the Prime Rate on the amount of such

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additional payments, within ten (10) days of the date the auditing Party delivers to the audited Party such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by the audited Party during such period, the auditing Party shall repay the audited Party the amount of such overpayment, together with interest at the Prime Rate on the amount of such overpayment, within ten (10) days after the date the auditing Party delivers to the audited Party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the auditing Party; provided, however, that, if an error in favor of the auditing Party of more than five percent (5%) of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by the audited Party.

(c) Upon the expiration of * months following the end of any year for which Esprit has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of Esprit or a contrary finding by an accounting firm pursuant to Section 6.5(a)(i) or 6.5(a)(ii), as applicable, such calculation shall be binding and conclusive upon Esprit, and Esprit shall be released from any liability or accountability with respect to royalties or other payments for such year.

(d) Each Party shall treat all financial information subject to review under this Section 6.5 in accordance with the confidentiality provisions of Article 11, subject to its existing agreements with Third Parties.

6.6 License to Dominating Patent.

(a) If Esprit would be prevented from making, using, selling, offering for sale or importing Products in the Field in the Territory on the grounds that by doing so Esprit would infringe a Dominating Patent, Indevus shall use commercially reasonable efforts to procure a license to such Dominating Patent for the benefit of Esprit. If Indevus does not procure such a license for the benefit of Esprit, Esprit may attempt to procure a license. If Esprit procures such a license, then Indevus shall promptly reimburse Esprit for the cost, if any, of procuring such Dominating Patent. To the extent that Indevus has failed to so reimburse Esprit, Esprit shall have the right to offset the amount of such costs against payments payable by Esprit to Indevus under this Agreement.

(b) For purposes of this Section 6.6, a “Dominating Patent” means an unexpired United States patent that (i) is owned by a Third Party, (ii) has not been invalidated by a court or other governmental agency of competent jurisdiction and (iii) (A) the CEOs of the Parties reasonably determine is required to be licensed in order for Esprit to make, use, import, offer for sale or sell Products in the Field in the Territory without infringing such patent or (B) has been determined by a court of competent jurisdiction to be infringed by the manufacture, use, sale, offer for sale or importation of Trospium Once-Daily in the Territory.

7.	REPRESENTATIONS AND WARRANTIES

7.1 General Representations. Each Party hereby represents and warrants to the other Party, as of the Execution Date and the Effective Date, as follows:

(a) Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

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(b) The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law;

(d) Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement, nor will such Party undertake any such obligation during the Agreement Term;

(e) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement;

(f) Except (i) with respect to Indevus, for any rights of Madaus under the Madaus License (ii) with respect to Indevus, for any rights of Supernus under the Supernus Agreement, (iii) with respect to Esprit, for any rights of Allergan, Inc., neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement; and

(g) Such Party shall perform its obligations hereunder in accordance with all Laws.

7.2 Additional Representations and Warranties of Indevus. Indevus represents and warrants to Esprit that as of the Execution Date and the Effective Date:

(a) Indevus has no reason to believe that any of the Indevus Patent Rights are, or are likely to be held, invalid; the Indevus Patent Rights are in full force and not subject to any pending or threatened re-examination, opposition, interference or litigation proceedings;

(b) Except for any rights of Madaus under the Madaus License and Supernus under the Supernus Agreement, in the Territory, (i) Indevus is the sole and exclusive owner of or exclusively Controls the Indevus Intellectual Property in the Field in the Territory; and (ii) the Indevus Intellectual Property is not subject to any encumbrance, lien or claim of ownership by any Third Party in the Field in the Territory;

(c) At no time during the Agreement Term shall Indevus assign, transfer, encumber or grant rights in or with respect to the Indevus Intellectual Property inconsistent with the rights or security interest granted to Esprit under this Agreement;

(d) At no time after the Execution Date and/or during the Agreement Term shall Indevus enter into any agreement, or any amendment of an agreement to which Indevus is a party as of the Execution Date (including any agreement with Madaus, Supernus, Catalent or Helsinn) with a Third Party relating to the Product in the Field in the Territory if such agreement or amendment could reasonably be expected to adversely affect Esprit’s rights hereunder, without the prior written consent of Esprit;

(e) The Data provided in writing to Esprit or its Affiliates relating to Trospium Once-Daily and Trospium Twice-Daily has been accurate in all material respects and Indevus has made no material misrepresentation or material omission in connection with such Data. Indevus has also provided Esprit or its Affiliates with access to summaries of all material adverse events known to it relating to the Compound;

(f) To Indevus’ knowledge, the manufacture, use importation and/or sale of Trospium Once-Daily or Trospium Twice-Daily in the Territory as contemplated under this Agreement does not infringe or misappropriate any patents or other intellectual property right of any Third Party that are not Controlled by Indevus;

(g) All Products manufactured by Indevus, or manufactured by a Third Party on behalf of Indevus, and delivered to Esprit under this Agreement shall be manufactured in compliance with cGMP and all other Laws;

(h) Indevus, or its Third Party designee, shall supply adequate commercial quantities of Finished Product and/or Samples pursuant to and subject to the terms and conditions of this Agreement;

(i) Each of the Madaus Agreements and the Supernus Agreement is in full force and effect in accordance with its terms. Indevus is not in default or breach in any material respect of the Madaus Agreements or the Supernus Agreement, nor has it received any notice of any defaults, breaches or violation thereunder. To Indevus’ knowledge, no other party to the Madaus Agreements or the Supernus Agreement is in default or breach of such agreement. Indevus has provided Esprit with copies of the Madaus Agreements and the Supernus Agreement that are true, correct and complete as of the Execution Date;

(j) Indevus is the owner of record of the Product NDAs and has the exclusive right to grant licenses with respect to, and transfer ownership of, the Product NDAs in the Territory subject to acceptance by Esprit, and Indevus shall not transfer ownership of or rights in or to any Product NDA owned by Indevus as of the Execution Date to any Third Party;

(k) No claim or demand has been asserted in writing against Indevus alleging trademark infringement resulting from the use and/or registration of the SANCTURA Trademark;

(l) To Indevus’ knowledge, (i) under 21 CFR 314.108(b)(2), Indevus, as the holder of the NDA for Trospium Twice-Daily, is entitled to marketing exclusivity until May 28, 2009, during which time the FDA may not accept any Third Party’s application to market a drug containing the same active chemical moiety as Trospium Twice -Daily for review, except as set forth in 21 CFR 314.108(b)(2); and (ii) under 21 CFR 314.108(b)(4), Indevus, as the holder of the NDA for Trospium-Once Daily, is entitled to marketing exclusivity until August 3, 2010 during which time the FDA may not make effective a Third Party’s application under Section 505(b)(2) of the Act or abbreviated new drug application under Section 505 (j) of the Act as set forth in 21 CFR 314.108(b)(4); and

(m) No effective financing statement naming Indevus as “debtor” or other instrument similar in effect covering all or any part of the Collateral is on file or recorded in any filing or recording office in the United States in favor of any Person other than Esprit.

7.3 Additional Representations and Warranties of Esprit. Esprit represents and warrants to Indevus that as of the Execution Date and the Effective Date:

(a) To the knowledge of Esprit, the Trademarks are not subject to any encumbrance, lien or claim of ownership by any Third Party, and no claim or demand has been asserted in writing against Esprit or any of its Affiliates alleging trademark infringement resulting from the use and/or registration of the SANCTURA Trademark; and

(b) Esprit has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Products in the Field in the Territory and has solely relied on such analysis and evaluation in deciding to enter into this Agreement.

7.4 Disclaimer of Additional Warranties. EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF SUCH PURPOSE.

7.5 Limitation of Liability. EXCEPT FOR A BREACH OF ARTICLE 11 OR FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 13, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS).

8.	PATENT MATTERS

8.1 Ownership. The provisions of this Section 8.1 are qualified by and subject to the provisions of Section 5.6. As between the Parties, Indevus shall have and retain all right, title and interest in or Control over, as applicable, all Indevus Patent Rights, inventions, discoveries, and Indevus Know-How concerning Products in the Field, including formulations thereof, or methods of making or using same which have been made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority prior to the Effective Date. As between the Parties, during the Agreement Term, except as otherwise provided in and subject to the terms of this Agreement, (a) Indevus shall have and retain all rights, title and interest in all inventions, discoveries and know-how relating to Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated, solely by Indevus’ employees, agents, or other persons acting under its authority (“Indevus Inventions”); (b) Esprit shall have and retain all rights, title and interest in all inventions, discoveries and know-how relating to Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated, singly by Esprit’s employees, agents, or other persons acting under its authority (“Esprit Inventions”); and (c) the Parties shall jointly own all right, title and interest in its interest in all inventions, discoveries and know-how relating to Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated jointly by Indevus’ employees, agents, or other persons acting under Indevus’ authority and Esprit’s employees, agents, or other persons acting under Esprit’s authority (“Joint Inventions”), subject to the license granted to Esprit in the Field under this Agreement. Indevus shall notify Esprit promptly of any Indevus Inventions, and Esprit shall notify Indevus promptly of any Esprit Inventions.

8.2 Maintenance and Prosecution. Indevus shall have the first right to file, prosecute and maintain the Indevus Patent Rights and any patent application(s) or patent(s) arising from Joint Inventions in Indevus’ name, using patent counsel selected by Indevus and shall be responsible for the payment of all patent prosecution and maintenance costs. Indevus agrees to keep Esprit informed of the course of patent prosecution or other proceedings, including by providing Esprit with copies of office actions and communications received by Indevus from, and communications sent by Indevus to, the United States Patent and Trademark Office and foreign patent offices concerning such Patent Rights. Indevus shall solicit Esprit’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and Indevus shall take into account Esprit’s reasonable comments related thereto. Upon Indevus’ request, Esprit shall reasonably cooperate in the filing, prosecution or maintenance of any such patent application or patent. If Indevus elects not to file, prosecute or maintain a patent application or patent included in such Patent Rights in the Territory, it shall provide Esprit with no less than forty-five (45) days’ written advance notice sufficient to avoid any loss or forfeiture, and Esprit shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent as owner thereof. Esprit shall have the sole right to file, prosecute and maintain any patent application(s) or patent(s) arising from the Esprit Inventions, at its sole expense.

8.3 Third Party Infringement.

(a) Each Party shall promptly give the other Party notice of any actual or suspected infringement in the Territory of any patent included in the Indevus Patent Rights and the Parties’ interests in Joint Inventions (collectively, the “Parties’ Patent Rights”), which comes to such Party’s attention. The Parties will thereafter consult and cooperate to determine a course of action, including the commencement of legal action by any Party.

(b) Esprit shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Indevus and/or Esprit, or to control the defense of any declaratory judgment action relating to the Parties’ Patent Rights in the Territory. Indevus shall render, at its expense, all assistance reasonably requested in connection with any action taken by Esprit or to prevent such infringement. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Esprit; provided that Esprit shall not, settle any such claim or proceeding in a manner that materially adversely affects Indevus’ rights under this Agreement or which results in any material monetary payment by or financial loss to Indevus, without Indevus’ written consent, which consent shall not be unreasonably withheld.

(c) If Esprit elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Section 8.3(b) and Indevus elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by Indevus and any award of any damages shall be solely retained by Indevus, provided, however, that Indevus shall not enter into any settlement or compromise of any claim relating to the Parties’ Patent Rights licensed hereunder without the prior written consent of Esprit, which consent shall not be unreasonably withheld.

(d) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request. Any recovery or award obtained by either Party as a result of any such action or settlement shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action;

(iii) if Indevus initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by Indevus; and

(iv) if Esprit initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Esprit, except that Indevus shall receive a portion equivalent to the amount it would have received in accordance with the terms of this Agreement if such amount were deemed Net Sales of Esprit.

8.4 Third Party Intellectual Property.

(a) In the event that a Party becomes aware of any claim that the manufacture, import, use, offer for sale, or sale of a Product hereunder infringes the intellectual property rights of any Third Party in the Territory, such Party shall promptly notify the other Party.

(b) Esprit shall have the first right, but not the obligation, to defend any action in the Territory related to the intellectual property rights of any Third Party or to initiate and prosecute legal action related to the intellectual property rights of any Third Party at its own expense and in the name of Indevus and/or Esprit. Indevus shall render, at its expense, all assistance reasonably requested in connection with any action taken by Esprit. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Esprit; provided that Esprit shall not settle any such claim or proceeding in a manner that materially adversely affects Indevus’ rights under this Agreement or that results in any material monetary payment by or financial loss to Indevus, without Indevus’ written consent, which consent shall not be unreasonably withheld.

(c) If Esprit elects not to defend an infringement action in any country in the Territory as provided in Section 8.4(b), and Indevus elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any infringement action defended, shall be borne solely by Indevus; provided that Indevus shall not enter into any settlement or compromise of any claim without the prior written consent of Esprit, which consent shall not be unreasonably withheld.

(d) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

8.5 Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by either Party. Any expenses incurred by the Parties in connection with the foregoing shall be (a) shared equally if both Parties agree to pursue such patent term extension or restoration or supplemental protection certificates or their equivalents or (b) borne by Esprit if Indevus does not agree that the Parties should pursue such patent term extension or restoration or supplemental protection certificates or their equivalents. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, Indevus shall have the right but not the obligation to make the election. If Indevus chooses in its sole discretion not to pursue such patent term extension, then at Esprit’s request Indevus, shall authorize Esprit to act as Indevus’ agent for the purpose of making any application for any extensions of the term of any such Indevus Patent Rights in the Territory and Indevus shall provide all reasonable assistance therefore to Esprit at Esprit’s expense.

8.6 Conflict with Certain Existing Agreements. To the extent that Indevus is not authorized under either the Madaus License or the Supernus Agreement, to grant Esprit any of the rights set forth in this Article 8 with respect to the filing, prosecution, maintenance and/or enforcement of any of the Indevus Patent Rights, Esprit’s rights under this Article 8 shall be limited to those which are permitted under such agreements in a manner to effectuate, to the greatest extent, the intent and purposes of this Article 8.

9.	TRADEMARK MATTERS

9.1 General. It is the intent of the Parties to use the Trademarks on and in connection with the marketing, sale, advertising and/or Promotion of Products in the Field in the Territory. The Parties acknowledge and agree that pursuant to the Original Agreement, Indevus assigned to Esprit its right, title and interest in the Territory to the Trademarks. Accordingly, as of the Effective Date, Esprit holds all right, title and interest in and to such Trademarks in the Territory, subject to the rights retained by or granted to Indevus herein. Esprit or its Affiliates consent to the use by Indevus or its Affiliates of the Trademarks in connection with the performance of Indevus’ or its Affiliate’s obligations and in connection with the programs and materials developed by Indevus pursuant to this Agreement.

9.2 Maintenance. Esprit, at is sole discretion, shall use commercially reasonable efforts to maintain all registrations of the Trademarks in the Territory. If necessary to permit Indevus to use the Trademarks as contemplated hereunder, Esprit shall make application to register Indevus as a permitted user or registered user of the Trademarks.

9.3 Use of Trademark. All packaging materials, package inserts, labels, labeling, and marketing, sales, advertising and Promotional Materials relating to Products in the Field and distributed in the Territory shall properly display the Trademark notice in the form and style and with a placement determined by Esprit. Indevus shall not use any trademark that has not been approved by Esprit in connection with Promotional activities conducted under this Agreement.

9.4 Enforcement. Esprit and Indevus shall cooperate with each other and use commercially reasonable efforts to protect the Trademarks from infringement by Third Parties. Without limiting the foregoing, each Party shall promptly notify the other Party of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to the Trademarks. Esprit shall have the first right to determine in its discretion whether to and to what extent to institute, prosecute and/or defend any action or proceedings involving or affecting any rights relating to the Trademarks in the Territory. Upon Esprit’s reasonable request, Indevus shall cooperate with and assist Esprit in any of Esprit’s enforcement efforts with respect to the Trademarks in the Territory. If Esprit determines not to take action against any actual or suspected infringement of the Trademark in the Territory within sixty (60) days after having become aware of such infringement, then Indevus shall have the right, but not the obligation, to bring or assume control of any action against the allegedly infringing Third Party as Indevus determines may be necessary in its sole discretion. In the event that Indevus brings or assumes control of any such action, then Esprit agrees to reasonably assist Indevus in connection therewith. The Parties shall share equally in all costs and expenses reasonably incurred by either of them in connection with any such action, and, following each Party’s recovery of its respective costs and expenses, the Parties will share equally in all money damages, if any, recovered in connection with such action.

9.5 Avoidance of Confusion. Neither Indevus nor Esprit, nor any of their Affiliates, shall market, promote, sell and/or distribute in the Territory, or authorize or permit another to market, promote, sell and/or distribute in the Territory, any product other than a Product in the Field under the Trademarks or any confusingly similar trademark. Indevus and its Affiliates shall not, directly or indirectly, contest the validity of or Esprit’s rights in the Trademarks in the Territory or assist any Third Party in doing so. In the event that actual confusion should arise, or either Party reasonably believes that a likelihood of confusion may arise, in connection with the Parties’ respective uses of the Trademarks in the Territory, the Parties will fully cooperate in an effort to eliminate such confusion and to avoid the possibility of such a likelihood of confusion.

9.6 Trademark Security Interest. In the event at any time during the Agreement Term, Esprit intends to grant to any Third Party any security interest in, or create any other lien or encumbrance on any of the Trademarks, Esprit shall, prior to taking any such action, in order to secure the payment and performance of Esprit’s obligations hereunder and under the Agreement, grant to Indevus a security interest in and to all of Esprit’s right, title and interest in the Trademarks (the “Trademark Security Interest”). Esprit will execute, deliver, file and record any statement, instrument, agreement or other document and take any other action (including, without limitation, any filings with the United States Patent and Trademark Office and any filings of financing or continuation statements under the Uniform Commercial Code) in order to create, preserve, upgrade in rank, perfect, confirm or validate the Trademark Security Interest or enable Indevus to obtain the full benefits of the Trademark Security Interest.

10.	ADVERSE EXPERIENCES

10.1 The Development Committee shall establish operating procedures to report Adverse Experiences to the FDA in accordance with Laws; provided that, subject to Section 4.2(a), prior to the NDA Transfer Date, Indevus shall be responsible for the timely filing with the FDA of all Adverse Experience reports in the United States and after the NDA Transfer Date, Esprit shall be responsible for the timely filing with the FDA of all Adverse Experience reports in the United States. Such operating procedures shall provide for the exchange of safety information between the Parties sufficient to enable each Party to comply with its legal obligations to report to the FDA, include any measures necessary for each Party to comply with Laws applicable to such Party. Each Party shall promptly provide the other Party with copies of all such reports, analyses, summaries and all submissions to the FDA or any other governmental agency. The Adverse Experience procedures utilized in the preparation and filing of such reports will incorporate the provisions set forth in Section 10.2. The Parties agree to implement, or update any pharmacovigilance agreement in effect as of the Effective Date between the Parties, as applicable, concerning responsibilities and case exchange. The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Experience reporting.

10.2 Esprit’s central safety department has established and shall continue to maintain a toll-free phone number for patients, physicians and others to report Adverse Experiences. The costs of such reporting and of all services provided by any Third Party contractor in connection with Adverse Experiences hereunder shall be borne by Esprit. As of the Effective Date, the Parties anticipate that Esprit or a Third Party contractor will timely collect reasonable information about the Adverse Experiences, initiate and conduct reasonably required investigations, interact with Indevus if physical or other testing of a Product appears to be reasonably required, determine the nature of the Adverse Experience based on data and reports it has obtained, and issue any reports, analyses or summaries of its activities as may be required by Law, including, prior to the NDA Transfer Date, providing to Indevus on a timely basis such reports, which, in form and substance, are necessary and appropriate for Indevus to file such periodic reports on a timely basis with the FDA. Copies of all such reports, including reports filed by Indevus with the FDA, will be promptly provided to Esprit.

10.3 All safety related reports and correspondence shall be addressed to, for Esprit, Sharon Tonetta; or to such other safety representative as may be designated by Esprit., and for Indevus: Senior Vice President, Clinical Development and Medical Affairs, Indevus Pharmaceuticals, Inc., 33 Hayden Avenue, Lexington, MA 02421 (facsimile number 781-863-2564; telephone number 781-402-3444), or such other safety representative as may be designated by Esprit for Esprit or by Indevus for Indevus.

10.4 Notwithstanding anything in this Article 10 to the contrary, prior to the NDA Transfer Date, Indevus shall have the right, at its own cost and expense, to conduct any investigations required under Law(s), and, subject to Section 4.2, to communicate with the FDA regarding the results of those investigations, regarding Products and Product quality; provided, however, that upon Indevus’ request, Esprit shall provide reasonable assistance and cooperation in connection with any such investigations at Indevus’ cost and expense.

11.	CONFIDENTIALITY AND PUBLICITY

11.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Agreement Term and for a period of seven (7) years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b) is or becomes properly in the public domain or knowledge without breach by either Party;

(c) is subsequently disclosed to a receiving Party by a Third Party who, to the knowledge of the receiving Party, is lawfully able do so and, to the knowledge of the receiving Party, is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

11.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 11.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) to governmental or other regulatory agencies in order to obtain Patent Rights pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Products, but such disclosure may be made only to the extent reasonably necessary to obtain such Patent Rights or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA;

(b) in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates; potential or actual collaborators (including potential sublicensees); potential or actual investment bankers, accountants, investors, lenders, or acquirers; or employees, independent contractors (including consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11 or to counsel for such Party; provided, however, that the receiving Party shall (i) undertake reasonable precautions to safeguard and protect the confidentiality of the Proprietary Information; (ii) remain responsible for any failure by any Person who receives Proprietary Information pursuant to this Article 11 to treat such Proprietary Information as required under this Article 11; and (iii) take all reasonable measures to restrain the receiving Party and any such Persons from prohibited or unauthorized disclosure or use in violation of this Article 11; or

(c) if required to be disclosed by Law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

If and whenever any Proprietary Information is disclosed in accordance with this Section 11.2, such disclosure shall not cause any such information to cease to be Proprietary Information except to the extent that such disclosure results in a public disclosure of such information (other than in breach of this Agreement). Where reasonably possible and subject to Section 11.3, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to Sections 11.2(a)–(c) sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the receiving Party shall cooperate with the disclosing Party in such efforts.

11.3 Disclosure of Agreement to Governmental Authority. Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the United States Securities and

Exchange Commission and any successor agency having substantially the same functions (the “SEC”), other governmental authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business; provided, that, to the maximum extent allowable by the rules and regulations of the SEC, other governmental authority, or securities exchange, and except as required by Laws, Indevus and Esprit shall seek to redact any confidential information set forth in such filings, and each Party shall provide a draft of the redacted version of this Agreement to the other Party no less than five (5) Business Days prior to filing with the SEC, other governmental authority, or securities exchange, and give reasonable consideration to the other Party’s comments regarding any proposed redaction.

11.4 Publications. Indevus and Esprit each acknowledge the other Party’s interest in publishing its results related to Products in the Field to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Accordingly, prior to the NDA Transfer Date, neither Party shall submit for written or oral publication any manuscript, abstract or the like relating to Products in the Field without the prior review by the other Party. Any Party proposing to submit such publication shall deliver the proposed publication or an outline of the oral disclosure at least ten (10) Business Days prior to planned submission or presentation (twenty-four (24) hours for a meeting abstract). At the reasonable request of the other Party, the submission of such publication may be delayed such that any issues of patent protection may be addressed. In the absence of any such request, upon expiration of the applicable period referred to in this Section 11.4 the publishing Party shall be free to proceed with the publication or presentation. If the other Party requests modifications to the publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation, the publishing Party shall so edit such publication. The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

11.5 Other Public Statements.

(a) Esprit and Indevus shall each ensure that no claims or representations in respect of Products in the Field or the characteristics thereof are made by or on behalf of itself (by members of its respective Sales Force or otherwise) that have not been approved by the Development Committee or the Marketing Committee, or that are not consistent with the Promotion Plan and with Law.

(b) Except as set forth in this Agreement or as required by Law, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement or relating to Products in the Field without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such announcement or disclosure and shall not be unreasonably withheld. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours of receipt) review and recommend changes to any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Products since the date of the previous disclosure.

12.	TERM AND TERMINATION

12.1 Term and Expiration. Except for provisions expressly provided in Article 14 to be effective as of the Execution Date, this Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 12.2, shall extend for a period that shall expire on the later of (a) the twelfth (12th) anniversary of the launch date of Trospium Once-Daily in the Territory or (b) the expiration of the last to expire patent included in the Indevus Patent Rights covering Trospium Once-Daily in the Territory (the “Agreement Term”).

12.2 Early Termination.

(a) Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement prior to expiration of the Agreement Term in the event that the other Party (as used in this Section 12.2(a), the “Breaching Party”) has materially breached or defaulted in the performance of any of its material obligations hereunder, and has not cured such breach within (i) thirty (30) days after notice of such breach is provided by the non-breaching Party to the Breaching Party, in case such breach is a non-payment of any amount due under this Agreement (which shall be deemed a material breach of a material obligation) and (ii) sixty (60) days (or, if such breach cannot be cured within such sixty (60) day period, if the Breaching Party does not commence and diligently continue actions to cure such breach during such sixty (60) day period) after notice of such breach is provided by the non-breaching Party to the Breaching Party for other cases of breach. The termination shall become effective at the end of the (x) thirty (30) day period in case the breach is a non-payment of any amount due under this Agreement if the Breaching Party has not cured such breach during such thirty (30) day period, or (y) sixty (60) day period for other cases of breach unless (A) the Breaching Party cures such breach during such sixty (60) day period, or (B) if such breach is not susceptible to cure within such sixty (60) day period, the Breaching Party has commenced and is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may not be terminated unless the Breaching Party fails use its best commercially reasonable efforts to prevent a similar subsequent breach). The right of either Indevus or Esprit to terminate this Agreement as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

(b) Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if such other Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(c) Notwithstanding Sections 12.2(a) and (b), if, at any time prior to the Effective Date, Indevus seeks to terminate the Original Agreement or this Agreement pursuant to Section 12.2(a) or (b), or any prior agreement between Indevus and Esprit, Indevus shall notify Allergan, in accordance with Section 15.4, of such situation as soon as practicable, and in any event at least thirty (30) days prior to such termination, and provide Allergan or its designated Affiliate an opportunity to (i) assume all rights and obligations of Esprit under this Agreement by assignment from Esprit and/or (ii) enter into an agreement with Indevus that provides Allergan and Indevus with substantially equivalent rights on substantially equivalent terms as those granted to Esprit or Indevus, respectively, under the agreement to be so terminated.

(d) Without prejudice to any other remedies available to it under this Agreement or at law or in equity, provided that Indevus has complied in all material respects with its obligations under this Agreement and Catalent has complied with its obligations under the Catalent Agreements, Indevus may terminate this Agreement on thirty (30) days written notice to Esprit, if Esprit (i) after having launched Trospium Once-Daily, discontinues commercial sale of Trospium Once-Daily for a period of * or more for reasons unrelated to Force Majeure, regulatory or safety issues or manufacturing or Product quality issues and subsequently fails to resume sales of Trospium Once-Daily within thirty (30) days of having been notified in writing of such failure by Indevus; and (ii) does not launch Trospium Once-Daily in the United States by the applicable date set forth in Section 5.1(b).

(e) This Agreement, except for Article 14 which shall remain in full force and effect to amend and restate Article 14 of the Original Agreement with respect to provisions therein that are effective as of the Execution Date, shall terminate effective upon the effective date of termination of the Merger Agreement in accordance with its terms.

12.3 Rights Not Affected. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Esprit and Indevus shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by a Party or a trustee in bankruptcy for such Party, pursuant to Section 365(n), the other Party may elect (a) to treat this Agreement as terminated by such rejection or (b) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by such other Party, subject, however, to the continued payment of all amounts owing under this Agreement, all of which amounts shall be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code. Upon written request to the trustee in bankruptcy or bankrupt Party, the

*	CONFIDENTIAL TREATMENT REQUESTED

trustee or Party, as applicable, shall (i) provide to the other Party any intellectual property, including all Indevus Intellectual Property (including any embodiment of such intellectual property) held by the trustee or the bankrupt Party and shall provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property including all Indevus Intellectual Property and all embodiments of such intellectual property and (ii) not interfere with the rights of the other Party to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

12.4 Effect of Expiration or Termination.

(a) By Indevus. In the event of termination of this Agreement by Indevus pursuant to Section 12.2(a), 12.2(b) or 12.2(d) (provided that Allergan does not exercise its right under Section 12.2(c) and Indevus and Allergan do not enter into the agreement referred to therein), the following shall be applicable: (i) Esprit shall promptly transfer to Indevus copies of all data, reports, records and materials in Esprit’s possession or Control that relate to the Products and return to Indevus all relevant records and materials in Esprit’s possession or Control containing Proprietary Information of Indevus (provided that Esprit may keep one (1) copy of such Proprietary Information of Indevus for archival purposes solely for the purpose of compliance with this Agreement) and (ii) Esprit shall transfer to Indevus ownership of any regulatory filings made or filed for Products in the Field in the Territory by Esprit or its designees. Subject to the payment of all amounts required hereunder, Esprit and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement on hand at the time of such termination or in process of manufacture; provided, however, that, at Indevus’ request, Esprit shall return to Indevus any Product that has not been sold or used within six (6) months following such termination and, if such termination is prior to the Processing Assumption Date, Indevus shall reimburse Esprit’s procurement costs related to such Product to the extent such costs have been previously been paid by Esprit to Indevus.

(b) By Esprit. In the event of termination of this Agreement by Esprit pursuant to Section 12.2(a) or 12.2(b), Indevus shall promptly return to Esprit all relevant records and materials in Indevus’ possession or Control containing Proprietary Information of Esprit (provided that Indevus may keep one (1) copy of such Proprietary Information of the terminating Party for archival purposes solely for the purpose of compliance with this Agreement).

(c) Expiration. Upon expiration of this Agreement, all rights and licenses granted to Esprit hereunder with respect to the Indevus Intellectual Property shall be deemed fully paid up and shall survive such expiration, and Esprit shall be relieved of any obligation to pay Indevus any royalties or other fees hereunder except those that accrued prior to the date of expiration.

(d) Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under Article 6 and 14. In addition to any other provisions of this Agreement that, by their terms continue after the expiration of this Agreement, Articles 1 and 15, Sections 2.3, 4.2(e) (last sentence only), 7.4, 7.5, 8.1, 8.2 (provided that the nonbreaching Party shall have no obligations, and the breaching Party shall have no rights, under Section 8.2 after any termination of this Agreement by the nonbreaching Party pursuant to Section 12.2(a)), 9.1, 9.2, 12.4(a)–(c) (to the extent applicable), and this 12.4(d) shall survive the expiration or termination of this Agreement. Additionally, the provisions of Articles 11 and 13 shall survive the expiration or termination of this Agreement and shall continue in effect for seven (7) years after the date of expiration or termination. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

13.	INDEMNIFICATION AND INSURANCE

13.1 Indemnity. For purposes of this Article 13, “Indevus Indemnified Parties” refers to Indevus, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Indevus and its Affiliates, and “Esprit Indemnified Parties” refers to Esprit, its Affiliates and officers, directors, employees, shareholders, agents and successors and assigns of Esprit and its Affiliates.

13.2 Esprit Indemnification. Esprit shall defend the Indevus Indemnified Parties from and against all suits, claims, actions, demands, complaints, lawsuits or other proceedings (other than Product Liability Claims, which are covered in Section 13.6), (collectively, “Claims”), that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by Law the Indevus Indemnified Parties from and against any and all Losses, that arise out of or are attributable to: (a) the Promotion, marketing, advertising, importation, offer for sale, or sale of Products in the Territory by or through Esprit or its Affiliates, or any of their respective employees, agents, contractors, representatives or other persons or entities working on their behalf; (b) Esprit’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (c) a material breach by Esprit of any of its obligations, representations, warranties or covenants under this Agreement; or (d) any failure by Esprit to comply with the Promotion Plan, including any failure to comply with the PDMA; provided, however, that Esprit shall not be obligated under this Section 13.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of Indevus.

13.3 Indevus Indemnification. Indevus shall defend the Esprit Indemnified Parties from and against all Claims, in each case that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by Law the Esprit Indemnified Parties from and against any and all Losses that arise out of such Claims that are attributable to: (a) the Promotion, marketing, advertising, importation, offer for sale, or sale of Products in the Territory by or through Indevus or its Affiliates, or any of their respective employees, agents, contractors, representatives or other persons or entities working on their behalf; (b) Indevus’ negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (c) a material breach by Indevus of any of its obligations, representations, warranties or covenants under this Agreement; (d) any failure by Indevus to comply with the Promotion Plan, including any failure to comply with the PDMA; or (e) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark, or other proprietary rights of a Third Party arising from the manufacture, use, sale, offer for sale, or importation in the Field of the Compound and/or any Product obtained under the terms of this Agreement from Indevus; provided, however, that Indevus shall not be obligated under this Section 13.3, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of Esprit.

13.4 Indemnification Procedure.

(a) Each Party shall promptly notify the other Party in writing of any Claim or Losses for which it is entitled to indemnification pursuant to Section 13.2 or 13.3, as applicable. Concurrent with the provision of notice pursuant to this section, the Indemnified Party shall provide to the other Party copies of any complaint, summons, praecipe, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify except to the extent such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties, including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

(b) Should either Party dispute that any Claim or portion of a Claim (“Disputed Claim”) of which it receives notice pursuant to Section 13.4(a), is an indemnifiable Claim, it shall so notify the other Party providing written notice in sufficient time to permit such other Party to retain counsel and timely appear, answer and/or move in any such action. In such event, such other Party shall defend against such Claim; provided, however, that such other Party shall not settle any Claim that it contends is an indemnified Claim without providing the Indemnifying Party ten (10) Business Days’ notice prior to any such settlement and an opportunity to assume the defense and indemnification of such Claim pursuant to this Agreement. If it is determined that a Disputed Claim is subject to indemnification, the Indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the Indemnified Party.

13.5 Defense of Claims. Esprit shall undertake the defense of any Claims that are not subject to indemnification by Indevus under Section 13.3 (provided that, if Esprit declines or fails to assume such role, Indevus shall be entitled to assume such role). The Parties shall bear equally all defense costs, including reasonable fees of attorneys, accountants or other experts, as incurred. Indevus shall have the right to participate in the defense of any such Claim utilizing attorneys of its choice, at its own expense. Indevus shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. Esprit shall keep any counsel selected by Indevus reasonably informed of the status and progress of the defense and shall consult with any counsel selected by Indevus on all material aspects of the defense, including settlement, of such Claim, provided, however, that (a) Indevus shall have exclusive control of the defense of any Claim for which an Esprit Indemnified Party seeks indemnification from Indevus under Section 13.3, (b) any Indevus Indemnified Party shall be entitled to assume the defense of any Claim with respect to such Indevus Indemnified Party, upon written notice to Esprit pursuant to this Article 13, in which case Esprit shall be relieved of liability under Section 13.2 for such Claim; and (c) in the event of a Claim brought against one Party containing allegations of liability based on such Party’s exercise or performing, or failure to exercise or perform any of its rights or obligations under this Agreement, such Party shall control and bear financial responsibility for its own defense, unless the other Party agrees to control and bear financial responsibility of such defense and Claim.

13.6 Settlement of Indemnified Claims. The Indemnifying Party under Section 13.2 or 13.3, as applicable, shall have the sole authority to settle any Indemnified Claim without the consent of the other Party; provided, however, that an Indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (a) admit to liability on the part of the other Party; (b) agree to an injunction against the other Party; or (c) settle any matter in a manner that separately apportions fault to the other Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an Indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

13.7 Product Liability Claims. Other than Claims for which either Party is obligated to indemnify the other Party under Section 13.2 or 13.3, the following shall apply to Losses arising out of or resulting from any Product Liability Claim, regardless of legal theory.

(a) Each Party shall give the other prompt written notice of any Product Liability Claim, but failure to provide such prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. With respect to each Product Liability Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of the commencement of or assertion of such Product Liability Claim (or such lesser period of time as may be required to properly respond to such Product Liability Claim) which Party shall undertake the defense thereof. Should the Parties be unable to agree on who shall undertake the defense of any Product Liability Claim, Esprit shall be entitled to assume such role, provided, however, that absent an agreement by the Parties to the contrary, Indevus shall reimburse Esprit for fifty percent (50%) of defense costs, including reasonable fees of attorneys, accountants or other experts retained by Esprit, as incurred, and if Esprit declines or fails to assume such role, Indevus shall be entitled to assume such role and Esprit shall reimburse Indevus for fifty percent (50%) of defense costs, including reasonable fees of attorneys, accountants or other experts retained by Indevus, as incurred.

(b) The Party undertaking the defense of any Product Liability Claim (the “Controlling Party”) shall consult with the other Party on all material aspects of the defense, including settlement, of such Product Liability Claim, and the other Party shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. The non-Controlling Party shall also have the right to participate in the defense of any Product Liability Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties’ cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including the retention of counsel for defense of any Product Liability Claim. The Controlling Party will otherwise keep the other Party reasonably informed of the status and progress of the defense and any settlement discussions concerning each Product Liability Claim, and the Parties shall provide each other with all reasonably requested assistance and will reasonably cooperate with each other in connection therewith. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

(c) The Parties shall negotiate in good faith to enter into a joint defense agreement as soon as reasonably practicable after the commencement of any Product Liability Claim which agreement shall, among other things: (i) establish procedures to allocate between the Parties the responsibility for Losses arising out of or resulting from Product Liability Claims (giving effect to, among other factors, the nature of the Product Liability Claim); (ii) establish procedures as are reasonably necessary to permit the Parties to reconcile their actual payments for such Losses with their allocable share of responsibility for such Losses on a quarterly basis; and (iii) provide for procedures with respect to any settlement of a Product Liability Claim; provided, however, that (x) to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Product Liability Claim that the Losses resulting from such Product Liability Claim resulted from the manufacture of Products by or through Indevus or its Affiliates or any of their respective employees, agents, contractors, representatives or other persons or entities working on their behalf, then Indevus shall bear financial responsibility for all such Losses, unless Esprit agrees to control and bear financial responsibility of such defense and Product Liability Claim; (y) to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Product Liability Claim that the Losses resulting from such Product Liability Claim resulted from the manufacture of Products by or through Esprit or its Affiliates or any of their respective employees, agents, contractors, representatives or other persons or entities working on their behalf, then Esprit shall bear financial responsibility for all such Losses, unless Indevus agrees to control and bear financial responsibility of such defense and Product Liability Claim; and (z) if the Parties are unable to agree to a mutually acceptable joint defense agreement, the matter shall be submitted to binding arbitration for resolution.

(d) Product Liability Claims shall be governed exclusively by the provisions of this Section 13.6 and, except in accordance with this Section 13.6, neither Party shall seek from the other Party any indemnity or other recovery on account of any such Product Liability Claims; provided, however, that nothing in this Section 13.6 shall limit either Party’s liability to the other Party for damages on account of any breach by such Party of its representations, warranties, covenants or agreements under this Agreement.

13.8 Insurance. Each Party shall maintain, commencing as of the Effective Date and for a period of three (3) years after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of * per occurrence and in the aggregate. Such insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Products in the Territory. During the Agreement Term, each Party shall not permit such insurance to be reduced (other than by payment of Claims), expired or canceled without reasonable prior written notice to the other Party. Upon request each Party shall provide Certificates of Insurance to the other Party evidencing the coverage specified herein. Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage. The Parties agree that neither Party shall be deemed to be an additional insured under the terms of their respective insurance policies. The Parties further agree that neither Party shall be deemed to be an additional insured vendor under such policies.

14.	ORDERS AND SUPPLY

14.1 Orders and Terms of Sale. In the Territory and in the Field, during the Agreement Term, Esprit shall have the sole right to (a) receive, accept and fill orders for Finished Product and Samples, (b) control invoicing, order processing and collection of accounts receivable for Product sales, and (c) book all Net Sales and record Product sales in its books of account. Esprit shall have the sole right and responsibility for establishing and modifying the commercial terms and conditions with respect to the sale and distribution of Products hereunder, including matters such as the price at which Products will be sold and whether any discounts, rebates or other deductions should be made, paid or allowed, it being understood that certain of such matters shall be incorporated in the Promotion Plan developed pursuant to Section 5.2. Esprit shall notify Indevus in writing of such changes at the time such information is provided by Esprit to its Sales Force.

14.2 Misdirected Orders. During the Agreement Term, except in the event specifically authorized in writing to do so by Esprit, (a) Indevus will not accept or fill purchase orders for Products in the Field in the Territory and will not process billing or returns with respect to such Products (and in any event Indevus shall have no obligation to do so); and (b) at no time shall Indevus have any power or authority to accept or reject orders on behalf of Esprit. If, for any reason, Indevus receives orders for Products hereunder, Indevus shall forward such orders to Esprit (or if directed by Esprit to Esprit’s wholesalers) promptly, for acceptance or rejection.

14.3 Product Returns. If any quantities of Products are returned to Indevus during the Agreement Term, Indevus shall notify Esprit as soon as practicable and ship them to the facility designated by Esprit, with any reasonable or authorized shipping or other documented direct cost to be paid by Esprit. Indevus, at its option, may advise the customer who made the return that such Products should have been returned to Esprit, but shall take no other steps in respect of any return without the consent of Esprit.

*	CONFIDENTIAL TREATMENT REQUESTED

14.4 Supply Obligations. Subject to the terms and conditions of this Agreement, during the period beginning on the Execution Date and expiring on the NDA Transfer Date (“Supply Term”), Indevus (or its designees) shall supply to Esprit quantities of Finished Products and/or Samples requested by Esprit in accordance with this Article 14 for use in the Territory, and Esprit shall purchase from Indevus all its requirements of Finished Products and/or Samples at the applicable Supply Price; provided that, such obligations shall terminate (a) as of the NDA Transfer Date with respect to Trospium Twice-Daily, and (b) as of the Processing Assumption Date with respect to Trospium Once-Daily. Notwithstanding the foregoing, Indevus shall, from and after the NDA Transfer Date, (a) continue to have the right, but not the obligation to supply Esprit with Finished Product and Samples of Trospium Twice-Daily, or (b) if so requested by Esprit, use commercially reasonable efforts at any time prior to the NDA Transfer Date to assign to Esprit the Madaus Supply Agreement and Indevus’ rights and obligations thereunder. The Parties acknowledge and agree that Indevus intends to obtain such Finished Products and Samples through contractual arrangements with Third Party Manufacturers and that Indevus’ obligations hereunder shall be subject to the terms of its agreements with Madaus, Catalent, and Helsinn and any other Third Party Manufacturer approved by the Parties. The Supply Committee will discuss and address any issues resulting from the failure to meet the requirements of this Section 14.4. Esprit shall place orders for the quantities requested by its Affiliates, and either have Indevus ship directly to such Affiliates or to Esprit for its reshipment to such Affiliates.

14.5 Forecasts for Products.

(a) Trospium Twice-Daily.

(i) The total quantity of Finished Product and Samples of Trospium Twice-Daily forecasted for any twelve (12) month period specified herein shall be the “Annual Forecast Amount.” Attached hereto as Schedule 14.5(a) is Esprit’s forecast of its orders for Finished Products and/or Samples of Trospium Twice-Daily for the twelve (12) Calendar Quarters commencing with the Calendar Quarter ending December 31, 2007, broken down by month for the initial Annual Forecast Amount of such forecast (the “Trospium Twice-Daily Forecast”). Esprit shall provide Indevus on September 1, 2008 and September 1 of each Calendar Year thereafter during the Supply Term, with an updated nonbinding * Trospium Twice-Daily Forecast (broken down by month for the initial Annual Forecast Amount of each such forecast) of its orders for Finished Products and/or Samples of Trospium Twice-Daily. Esprit shall be required to purchase at least * of the first Annual Forecast Amount included in each such forecast delivered pursuant to this Section 14.5(a). Except for the first Annual Forecast Amount included in any forecast delivered pursuant to this Section 14.5(a), such forecast will not be binding in any way. Each Trospium Twice-Daily Forecast shall supersede any previous forecast of the Annual Forecast Amount for each of such twelve (12) month period, except that it shall not alter or effect the * minimum purchase requirement of the initial Annual Forecast Amount included in earlier forecasts.

(ii) In the event that the Annual Purchased Amount with respect to the first twelve (12) months included in a forecast delivered pursuant to Section 14.5(a)(i) does not equal or exceed * of the first Annual Forecast Amount included in such forecast, Esprit shall reimburse Indevus for any Minimum Supply Fees paid by Indevus pursuant to Section 4.1(c) of the Madaus Supply Agreement. The Parties shall cooperate in good faith to minimize the Minimum Supply Fee.

*	CONFIDENTIAL TREATMENT REQUESTED

(b) Trospium Once-Daily.

(i) Attached hereto as Schedule 14.5(b) is Esprit’s forecast of its orders for Finished Products and/or Samples of Trospium Once-Daily for the * Calendar Quarters commencing with the Calendar Quarter ending December 31, 2007, broken down on a quarterly basis (the “Initial Trospium Once-Daily Forecast”). The Initial Trospium Once-Daily Forecast shall provide for, with respect to the Calendar Quarter ending December 31, 2007, orders for delivery of * of Trospium Once-Daily. Esprit shall provide to Indevus, (i) on January 2, 2008 for the period beginning on the first day of the third Calendar Quarter of 2008 and ending on the last day of the second Calendar Quarter of 2009, and (ii) on April 1, 2008 for the period beginning on the first day of the fourth Calendar Quarter of 2008 and ending at the end on the last day of the third Calendar Quarter of 2009, an updated written forecast of its orders of Finished Products and/or Samples, broken down on a quarterly basis and stating the quantities for each of Finished Products and/or Samples for Trospium Once-Daily (the Initial Trospium Once-Daily Forecast and each subsequent forecast, a “Rolling Forecast”). Notwithstanding anything to the contrary, all Rolling Forecasts shall be terminated as of the Processing Assumption Date, except that Esprit shall continue to be responsible for the Firm Commitment portion of any Rolling Forecast submitted by Esprit to Indevus prior to the Processing Assumption Date.

(ii) The first three (3) Calendar Quarters with respect to the Initial Trospium Once-Daily Forecast, and the first Calendar Quarter of each Rolling Forecast provided after the launch date of Trospium Once-Daily, shall constitute a firm order for the aggregate quantities of Trospium Once-Daily Finished Product and Samples specified therein and a binding commitment to submit Purchase Orders for the aggregate quantities of Trospium Once-Daily Finished Product and Samples specified therein (“Firm Commitment”) and the following Calendar Quarters of each Rolling Forecast shall be non-binding, good faith estimates for planning purposes only and shall not constitute binding commitments by Esprit to purchase Trospium Once-Daily Finished Product and Samples. Each Rolling Forecast provided by Esprit shall supersede any previous Rolling Forecast solely with respect to Calendar Quarters that were not previously part of the Firm Commitment portion of the Rolling Forecast.

(iii) Minimum Requirements. During each successive twelve (12) month period (each, a “Requirement Year”) commencing after the expiration of the Launch Period and expiring after Esprit has submitted Purchase Orders for an aggregate of at least * of Trospium Once-Daily, Esprit shall submit Purchase Orders for at least an aggregate of * of Trospium Once-Daily (“Minimum Requirement”), subject to pro rata adjustment for any Requirement Year that is not a full twelve (12) month period. If Esprit does not satisfy such Minimum Requirement during any Requirement Year, within thirty (30) days after the end of such Requirement Year, Esprit shall pay Indevus an amount equal to the difference between (A) the total amount Esprit would have paid to Indevus if the Minimum Requirement had been fulfilled, and (B) the total amount Esprit paid Indevus based on the number of capsules of Trospium Once-Daily that were the subject of all Purchase Orders for Trospium Once-Daily submitted to Indevus in accordance with this Agreement during the just-concluded Requirement Year.

*	CONFIDENTIAL TREATMENT REQUESTED

14.6 Purchase Orders. Notwithstanding the terms in Section 14.5, prior to the desired delivery date, Esprit shall submit a firm, binding, non-cancelable purchase order on the standard purchase order forms of Esprit of its requirements for Finished Product and Samples for the aggregate number of units of Finished Product and Samples specified in the Firm Commitment portion of the Rolling Forecast (“Purchase Order”) specifying delivery dates for each Batch as follows: (a) not later than the Execution Date, for deliveries requested during the Calendar Quarters ending December 31, 2007 (provided that the quantity of Trospium Once-Daily requested for delivery during such Calendar Quarter shall be * of Trospium Once-Daily), March 31, 2008 and June 30, 2008 (provided that the quantity of Trospium Once-Daily requested for delivery during each of such Calendar Quarters shall be * of Trospium Once-Daily) (the “Initial Purchase Orders”); and (b) at least * before the requested delivery dates for deliveries of Finished Product and Samples requested during any subsequent Calendar Quarters; provided that Indevus shall be authorized to order sufficient quantities of Compound based on the Firm Commitment portions of the previously provided forecasts and Esprit shall reimburse Indevus for its Product Procurement Costs associated with any quantities of Compound so ordered that are not included, pursuant to this Section 14.6 in a Purchase Order for Finished Product and Samples. Each Purchase Order covering any Firm Commitment portion of a Rolling Forecast shall be for * quantities of Finished Product and Samples constituting the applicable binding portion, with respect to Trospium Twice-Daily, or the Firm Commitment portion, with respect to Trospium Once-Daily, of the applicable forecasts submitted under Section 14.5. Each Purchase Order shall conform to the terms of this Agreement and shall be consistent with the obligations of Helsinn and Catalent under the Helsinn Agreements and the Catalent Agreements, respectively. Indevus will promptly confirm receipt and acceptance of each such Purchase Order. Indevus shall use Commercially Reasonable Efforts to fulfill orders made hereunder by delivering the Finished Products and/or Samples ordered on the specified delivery date.

14.7 Delivery. All Finished Products and/or Samples to be delivered pursuant to this Agreement shall be delivered in accordance with this Section 14.7, and the Specifications and suitably packed for shipment, and marked for shipment to the final destination point indicated in Esprit’s Purchase Order. Delivery will not be complete unless each shipment is accompanied by a Certificate of Analysis and Compliance (as defined in this Section 14.7) and any required export documentation. All Finished Product and Samples supplied to Esprit hereunder (other than * manufactured under *) shall have the longest remaining shelf life reasonably possible, but in any event not less than * based on * dating, after delivery to Esprit. The shipping packaging used in connection with deliveries of Finished Products and/or Samples shall be in accordance with cGMP with respect to protection of the Finished Products and/or Samples during transportation, taking into consideration the mode(s) of transport Esprit has elected to use for each such shipment, the final destination point of each such shipment and reasonable expectations as to shipment time duration and possible delays associated therewith. Indevus will deliver or cause to be delivered all Finished Products and/or Samples to the carrier nominated by Esprit at a point selected by Indevus. If Esprit nominates a Third Party other than a carrier to receive the Finished Products and/or Samples, Indevus shall be deemed to have fulfilled its obligation to deliver the Finished Products and/or Samples when the Finished Products and/or Samples are delivered to that Third Party. Title and risk of loss shall transfer to Esprit upon delivery, F.O.B. to the carrier or Third Party designated by Esprit. For purposes of this Section 14.7, “Certificate of Analysis and Compliance” means a document as determined by mutual agreement of the Parties, signed by the designated quality manager of Indevus or

*	CONFIDENTIAL TREATMENT REQUESTED

Indevus’ Third Party Manufacturer, as applicable, and provided by such Person to Esprit, that sets forth the analytical test results against the Specifications for a specified Batch or lot of Finished Products and/or Samples and that certifies that each Batch or lot of Finished Products and/or Samples was produced and tested in compliance with the Specifications, cGMPs, the master Batch record and all applicable FDA Approvals.

14.8 Supply Price and Payments.

(a) Invoices and Payments. Except as set forth herein, Indevus shall submit invoices to Esprit for Finished Products and/or Samples promptly after delivery to the carrier or Third Party designated by Esprit under Section 14.7. Payment shall be made in accordance with Section 14.8(b). All relevant terms of Section 6.4 with respect to payments to Indevus hereunder shall apply to the payment of invoices for the supply of Finished Products and/or Samples. Payments hereunder shall be in United States dollars.

(b) Supply Price. Prior to the Processing Assumption Date with respect to Trospium Once-Daily, and prior to the NDA Transfer Date with respect to Trospium Twice-Daily, Esprit shall purchase Finished Products and/or Samples from Indevus at a purchase price equal to the Product Procurement Costs incurred by Indevus for the applicable Product (the “Supply Price”). The Supply Price shall be established and paid as follows:

(i) Initial Purchase Orders. Esprit shall pay Indevus on the Effective Date by wire transfer of immediately available funds the Forecasted Supply Price for all quantities of Trospium Once-Daily Finished Product and Samples specified in the Initial Purchase Orders.

(ii) Forecasted Supply Price. Set forth on Schedule 14.8(b) is a forecasted Supply Price for Finished Products and/or Samples, broken down for Trospium Twice-Daily and Trospium Once-Daily, that shall apply for all quantities of Finished Products and/or Samples of the applicable Product purchased by Esprit from Indevus prior to the Processing Assumption Date (the “Forecasted Supply Price”). By August 31 of each Calendar Year, beginning on August 31, 2008, until the NDA Transfer Date, Indevus shall provide Esprit with an updated Forecasted Supply Price with respect to Trospium Twice-Daily for the following twelve (12) month period. The Parties acknowledge that the Forecasted Supply Price for Finished Products and/or Samples is a good faith estimate of what Indevus believes the average Supply Price will be for Finished Products and/or Samples to be purchased by Esprit during the applicable twelve (12) month period, based on the forecasts provided and to be provided by Esprit with respect to the applicable Finished Product and Samples for the corresponding periods under Section 14.5. Unless otherwise agreed by the Parties, Esprit shall be invoiced at the Forecasted Supply Price for all Finished Products and/or Samples purchased by Esprit during the applicable twelve (12) month period promptly after shipment by Indevus or its Third Party Manufacturer. Except as set forth in subsection (i) above, payments of the Forecasted Supply Price shall be made by Esprit within thirty (30) days after Esprit’s receipt of the invoice (or, for amounts in dispute pursuant to Section 14.10(d), within ten (10) days after the date the dispute is resolved), and shall be subject to the true-up provided for in Section 14.8(b)(iii).

(iii) True-up of Supply Price. Within sixty (60) days following the Processing Assumption Date with respect to Trospium Once-Daily, and sixty (60) days following August 31, 2008 and each subsequent twelve (12) month period ending August 31 thereafter with respect to Trospium Twice-Daily, Indevus shall provide Esprit a preliminary report estimating Indevus’ calculation of the actual Supply Price for the aggregate shipments of Finished Products and/or Samples supplied to Esprit for the period covered by such report (the “Actual Shipment Supply Price”), which calculation shall state the amount by which the Forecasted Supply Price for the applicable Product exceeded or was less than the Actual Shipment Supply Price for such shipments. To the extent that volume estimates are needed for such calculation, annualized volumes shall be utilized. In addition, with respect to Trospium Twice-Daily, the report shall include a calculation of the actual quantity of Samples purchased by Esprit for that year as a percentage of the Annual Purchased Amount for that year and any reconciliation caused by the difference between such actual quantity and the quantity of Samples used to determine the Forecasted Supply Price for Trospium Twice-Daily. In the event the Forecasted Supply Price for the applicable Product exceeds the Actual Shipment Supply Price for such period, Esprit shall credit the amount of such deviation from the next payment due Indevus under Section 6.4; provided that Indevus shall reimburse Esprit any amounts not so credited in the event that such amounts are greater than the payments due to Indevus in such payment under Section 6.4. In the event the Forecasted Supply Price for the applicable Product was less than the Actual Shipment Supply Price for such period, Esprit shall pay the amount of such deviation with the next payment due Indevus under Section 6.4. Within thirty (30) days following the end of the first complete Calendar Quarter ending after the date of the preliminary reports referred to above, if there are any deviations from the amounts set forth in the preliminary reports referred to above, Indevus shall provide Esprit with a written report including Indevus’ final determination of the figures set forth in the preliminary reports referred to above and any deviations from the Actual Shipment Supply Price shall be addressed similarly to the deviations referred to in the preceding two sentences. Upon the expiration or any termination of this Agreement, any then unpaid true-up payments of the Supply Price shall be made by the Party owing such payment to the other Party within thirty (30) days after such expiration or termination.

(iv) Notwithstanding the foregoing, Esprit shall be permitted to credit against any payments due under Sections 14.8(b)(i)–(iii), an amount equal to the Supply Price for commercial quantities of capsules contained in the * of Trospium Once-Daily manufactured under * to the extent previously paid with respect to such commercial quantities, which amounts will be set forth in detail in a report provided by Indevus concurrently with the first invoice delivered to Esprit pursuant to Section 14.8(a), and which amounts Indevus acknowledges has been paid as of the Execution Date. For clarity, such amount shall include the cost of any packaging and any overhead and additional quality control/quality assurance work allocated to such commercial quantities, to the extent such amounts have been previously paid with respect to such commercial quantities as set forth in such report.

14.9 Conformity; Specifications; Quality Control.

(a) All quantities of Finished Products and/or Samples supplied by Indevus pursuant to this Article 14 will conform in all material respects to the Specifications.

*	CONFIDENTIAL TREATMENT REQUESTED

(b) Indevus shall conduct, or cause to be conducted, quality control testing of Finished Products and/or Samples prior to shipment, in accordance with the Specifications as are in effect from time to time and such other quality control testing procedures adopted by Indevus from time to time.

(c) Each Party shall have the right, at reasonable times and upon reasonable notice, to inspect and audit all facilities at which Finished Products and/or Samples are manufactured and quality control tested pursuant to this Article 14 for compliance with cGMP, subject to Indevus’ existing agreements with Third Party Manufacturers.

(d) The Parties agree to negotiate in good faith to enter into a mutually agreeable quality control agreement relating to, (i) prior to the Processing Assumption Date, the supply by Indevus to Esprit under this Agreement of Trospium Once-Daily Finished Products and/or Samples, (ii) prior to the NDA Transfer Date, the supply by Indevus to Esprit under this Agreement of Trospium Twice-Daily Finished Products and/or Samples, and (iii) after the Processing Assumption Date (A) and prior to the NDA Transfer Date, the supply by Esprit under this Agreement of Trospium Once-Daily Finished Products and/or Samples, and (B) if the Ex-US Supply Agreement is entered into, the supply by Esprit to Indevus of Trospium Once-Daily Finished Products and/or Samples or bulk capsules of Trospium Once-Daily prior to being in its finished, labeled and packaged form, for use in jurisdictions outside the Territory.

14.10 Inspection; Non-conformance.

(a) Inspection Upon Delivery. Upon receipt of the Finished Products and/or Samples in any shipment, Esprit or its designee may inspect such Finished Products and/or Samples and assay samples thereof. If Esprit finds that any Finished Products and/or Samples delivered to Esprit hereunder fails to meet Specifications upon delivery to Esprit, then Esprit shall provide Indevus with a written notice (the “Non-conformance Notice”) within five (5) days after determination of non-conformance and within thirty (30) days after receipt of such Finished Products and/or Samples by Esprit. Esprit shall retain the Finished Products and/or Samples claimed to be non-conforming and Indevus or its designee shall have the right to inspect such Finished Products and/or Samples. In the event Indevus does not respond in writing, within thirty (30) days after the date of a Non-conformance Notice, Indevus shall be deemed to be in agreement with Esprit’s determination of non-conformance.

(b) Undisputed Claims. Indevus shall, if it agrees with Esprit’s determination of non-conformance, replace any such non-conforming Finished Products and/or Samples with an equal quantity of Finished Products and/or Samples complying with the Specifications at no additional cost to Esprit and without undue delay; provided that Catalent, Helsinn and Madaus have not breached their respective obligations relating to the supply of Compound, Finished Products and/or Samples, as applicable, under the Catalent Agreements, the Helsinn Agreements, the Madaus Supply Agreement, respectively. Esprit shall dispose of any Finished Products and/or Samples that are not in compliance with the Specifications at Indevus’ cost, except that Esprit shall follow any reasonable instructions from Indevus to return to Indevus or its designee or otherwise dispose of such non-conforming Finished Products and/or Samples in another manner at Indevus’ cost. If Indevus is in agreement with the determination of non-conformance, Esprit may credit any amounts representing any charges relating to such non-

conforming and replacement Finished Products and/or Samples or receive a refund of any amounts paid. In the event that any Finished Products and/or Samples shipment or Batch thereof is ultimately agreed or found to meet the Specifications, Esprit shall accept and pay for such shipment or Batch.

(c) Prior to the Processing Assumption Date, Indevus will assume responsibility for all FDA mandated tests for the Finished Products and/or Samples as described in or committed to in the applicable Product NDA.

(d) Disputed Claims. If Indevus does not agree with Esprit’s determination of non-conformance, then Indevus shall provide Esprit with a written notice of such disagreement within thirty (30) days after receipt of the Non-Conformance Notice, responding to Esprit’s claim. The Supply Committee shall use commercially reasonable efforts to resolve such disagreement within ten (10) Business Days after Esprit’s receipt of Indevus’ notice of disagreement. In the event that the Supply Committee cannot resolve the issue, the Supply Committee shall submit the disputed Finished Products and/or Samples to an independent testing laboratory, to be agreed upon by the Supply Committee, for testing in accordance with the Testing Methods. The findings of such laboratory shall be binding on the Parties, absent manifest error. Expenses of such independent testing shall be borne by either Esprit or Indevus depending on which Party’s testing results were in error. Until such time as the disagreement is resolved, no Finished Products and/or Samples from the lot tested shall be released.

14.11 Inventory Management. Esprit shall maintain inventory of Finished Products and/or Samples in accordance with Esprit’s usual and customary inventory management practices that Esprit applies to its other products.

14.12 Shortages; Failure to Supply. If for any reason Indevus shall be, or reasonably believes that it shall be, unable to satisfy Esprit’s ordered quantities for Finished Products and/or Samples pursuant to Purchase Orders submitted under Section 14.6, then Indevus shall: (a) give Esprit prompt notice thereof, (b) if such failure to supply lasts for a consecutive * period, implement Commercially Reasonable Efforts to remedy such shortage, and (c) if such inability is partial, fulfill firm orders with such quantities of Finished Products and/or Samples as are available and shall continue to use its Commercially Reasonable Efforts to fulfill orders on a timely basis. If Indevus fails to supply on a timely basis the quantities of Finished Products and/or Samples ordered pursuant to Section 14.6, in addition to any other remedy available to Esprit, at Esprit’s sole discretion and upon notice to Indevus, such shortfall may be carried over and added to the quantity of such Finished Products and/or Samples forecasted for the next delivery. Absent any such notice from Esprit, however, there shall be no such carryover, and Esprit shall not be obligated to accept a late delivery of shortfall. If Indevus or its Third Party Manufacturer delivers a greater quantity of Finished Products and/or Samples than has been ordered, Esprit shall not be obligated to purchase such overage and, at Indevus’ option, Esprit may dispose of same or return same to Indevus or its Third Party manufacturer at Indevus’ direction and expense. Esprit shall, however, have the option to treat such overage as an advance delivery of the next quantity to be delivered or, alternatively, to accept and pay for such overage.

*	CONFIDENTIAL TREATMENT REQUESTED

14.13 Assumption of Processing Activities.

(a) On the Processing Assumption Date, Esprit shall be required to assume responsibility for the performance of the Processing Activities in the Territory performed as of the Processing Assumption Date by Indevus (but not its Third Party Manufacturers) in the Territory, subject to and in accordance with the provisions of this Section 14.13. Esprit shall provide written notice to Indevus of the Processing Assumption Date at least ninety (90) days prior to the projected Processing Assumption Date. Thereupon, the Parties, in coordination with the Supply Committee, shall establish a plan for Esprit to so undertake such activities, which plan shall include the activities set forth in this Section 14.13. Notwithstanding anything to the contrary set forth in this Agreement, Indevus shall, prior to or after, as applicable, the Processing Assumption Date, complete the activities set forth on Schedule 14.13(a).

(b) Notwithstanding anything to the contrary set forth in this Agreement, Esprit’s assumption of responsibility for the performance of all or any portion of any Processing Activities then being conducted by Indevus or through Catalent and/or Helsinn shall include Esprit’s assumption of Indevus’ obligations under the Catalent Agreements and/or Helsinn Agreements with respect to Trospium Once-Daily, including any minimum purchase requirements or obligations or amounts required to be paid by Indevus to Catalent and/or Helsinn, as applicable, in the event of any early termination of the Catalent Agreements or Helsinn Agreements, as applicable.

(c) Technology Transfer. Promptly following Indevus’ receipt of Esprit’s written notice of the Processing Assumption Date and thereafter for at least one hundred twenty (120) days, Indevus shall commence the transfer to Esprit or its designee, or, to the extent permitted under the applicable agreements with Indevus’ Third Party Manufacturer(s), use reasonable efforts to arrange for the applicable Third Party Manufacturer to commence the transfer to Esprit, of all technical information, regulatory information and other information and materials reasonably necessary for Esprit to assume responsibility for the Processing Activities under Section 14.13(a), and the Parties shall establish such operational procedures as are reasonably necessary for Esprit to assume such responsibility. In connection therewith, Esprit shall agree in writing to the same confidentiality obligations to which Indevus is then subject with respect to any such Third Party Manufacturer(s). Such transfer shall include reasonable time to consult with Indevus’ technical personnel (and, to the extent available, its Third Party Manufacturer(s)’ technical personnel) with respect to the Processing Activities during the transfer and for a period of up to six (6) months after the Processing Assumption Date. Indevus shall use commercially reasonable efforts to cause its Third Party Manufacturer(s) to provide Esprit with such access to such personnel and activities.

(d) On the Processing Assumption Date, (i) the license under Section 2.1(c) shall become effective, (ii) if the Ex-US Supply Agreement is entered into between the Parties, the Catalent Agreement, and all rights and obligations thereunder, shall be assigned to and assumed by Esprit in its entirety, (iii) if the Ex-US Supply Agreement is not entered into between the Parties, the Catalent Agreement, and all rights and obligations thereunder relating to the manufacture and supply of Finished Product and Samples of Trospium Once-Daily in the Territory, shall be assigned to and assumed by Esprit, (iv) Esprit shall assume Indevus’ obligations under all Purchase Orders submitted by Indevus to its Third Party Manufacturers to satisfy Trospium Once-Daily Purchase Orders submitted by Esprit prior to the Processing Assumption Date, (v) if Indevus has exercised the Ex-US Supply Option, Indevus and Esprit shall enter into the Ex-US Supply Agreement, and (vi) either (A) the Helsinn Agreements, and all rights and obligations thereunder, shall be assigned to and assumed by Esprit in its entirety, or (B) in the event that Helsinn reasonably withholds its consent to assignment of the Helsinn Agreements to Esprit, Indevus will use commercially reasonable efforts to have Esprit added as a co-party to the Helsinn Agreements or allow Espirit and Helsinn to enter into a new supply agreement for Compound. If Esprit assumes the rights and obligations of the Helsinn Agreements in their entirety, Espirit will be obligated to supply Indevus under the same terms and condition of the Helsinn Agreements; provided that Indevus shall assign the Helsinn Agreements to Esprit on or before the NDA Transfer Date.

(e) Payment Obligations.

(i) Reimbursement of Expenses. Esprit shall bear and reimburse Indevus for any out of pocket expenses actually incurred by Indevus and payable to any Third Party Manufacturer in connection with such transfers and activities or Esprit’s assumption of the Processing Activities.

(ii) Supply Price Payments. In addition to any payments of the Supply Price for Products shipped prior to the Processing Assumption Date, within thirty (30) days after the Processing Assumption Date, Esprit shall reimburse Indevus for the Supply Price to the extent incurred by Indevus with respect to supply of Products by Third Parties prior to the Processing Assumption Date with respect to Trospium Once-Daily Purchase Orders submitted by Esprit prior to the Processing Assumption Date but for which the Forecasted Supply Price has not yet been paid by Esprit; provided that such Products are held for the account of or delivered to Esprit and/or Esprit’s designee. For clarity, in no event shall a charge based on the same inventory be required to be paid more than once.

(iii) Unused Inventory of Compound. In addition to any payments required as a result of the true-up of the Supply Price for Finished Products and/or Samples shipped prior to the Processing Assumption Date in accordance with Section 14.8(b), after the Processing Assumption Date, at Indevus’ request, Esprit shall purchase from Indevus all or any portion of Compound in inventory as of the Processing Assumption Date that meets applicable specifications at a price equal to Indevus’ Product Procurement Cost for such Compound. For clarity, in no event shall a charge based on the same inventory be required to be paid more than once.

(iv) Payments to Madaus. After the Processing Assumption Date, Esprit shall continue to be responsible for and shall pay Indevus the payments required to be paid by Indevus to Madaus under Section 3.7(b)(2) of the Madaus License.

(f) Transfer of Responsibility. Unless and until transfer of the Processing Activities has been transferred to Esprit and Esprit shall have acknowledged in writing to Indevus that Esprit is ready to assume responsibility for such Processing Activities on a specified Processing Assumption Date, Indevus shall remain responsible for such Processing Activities hereunder. Upon Esprit’s assumption of such Processing Activities, Indevus shall be relieved from all its obligations hereunder as they apply to the Processing Activities.

14.14 Ex-US Supply Agreement. Indevus shall have the option (the “Ex-US Supply Option”) to request that, commencing at any time on or after the Processing Assumption Date, Esprit supply bulk drug product of Trospium Once-Daily, in the form prior to being in its finished and package form and as manufactured for the Territory, to Indevus and/or its designees for jurisdictions outside the Territory. In the event Indevus elects to exercise the Ex-US Supply Option, it shall provide a written notice of such election to Esprit. The Parties shall then negotiate in good faith to enter into the Ex-US Supply Agreement, which shall in any event contain terms and conditions intended to ensure compliance with the supply obligations of Article V of the Madaus License and Supply Agreement, within sixty (60) days after the date of such election notice.

15.	MISCELLANEOUS

15.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from a Force Majeure event or act, omission or delay in acting by the other Party. The affected Party shall notify the other Party of such Force Majeure circumstances as soon as reasonably practicable.

15.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that:

(a) Indevus may assign this Agreement to an Affiliate or a Third Party in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent; provided, however, that such assignment shall not relieve Indevus of its responsibilities for performance of its obligations under this Agreement, and further provided that, in the event of any such assignment, any payment due to Esprit under this Agreement must be received in its full amount by Esprit in the United States without any withholding or deduction therefrom and any payment made by Esprit to any such Indevus assignee organized in a country outside the United States shall be net of any applicable withholding tax; and

(b) Esprit may assign this Agreement to any Affiliate of Esprit at the time of such assignment or in connection with the transfer or sale of Esprit’s business or all or substantially all of Esprit’s assets as a whole or in the event of a merger, consolidation, change in control or similar corporate transaction with respect to Esprit (any of the foregoing, for purposes of this Section 15.2, a “Corporate Transaction”), without such consent; provided, however, that:

(i) such consent shall be required in connection with the transfer or sale of all or substantially all of Esprit’s assets relating to Product or the subject matter of this Agreement, except where such transfer or sale would constitute a transfer or sale of all or substantially all of Esprit’s assets as a whole and would constitute a Corporate Transaction;

(ii) in the event Esprit or any of its Affiliates: (A) signs a definitive agreement with respect to a Corporate Transaction by operation of which Esprit or any of its Affiliates would (1) acquire a product which causes the Department of Justice or the Federal Trade Commission (or any successor or other federal agency similar thereto) to require the divestiture of a product other than a Product or of a Product (a “Divestiture Causing Product”), or (2) be acquired by or merge with a Third Party who has a Divestiture Causing Product; or (B) as a result of any other event or transaction or series of events or transactions, engages in a Corporate Transaction that results in the common ownership of both Product and a Divesture Causing Product; then Esprit or its Affiliate (or the other Party to the Corporate Transaction) shall divest the Divesture Causing Product, provided that any divestiture of Product will result in the automatic termination of this Agreement; and

(iii) such assignment shall not relieve Esprit of its responsibilities for performance of its obligations under this Agreement, and further provided that, in the event of any such assignment, any payment due to Indevus under this Agreement must be received in its full amount by Indevus in the United States without any withholding or deduction therefrom and any payment made by Indevus to any such Esprit assignee organized in a country outside the United States shall be net of any applicable withholding tax.

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

15.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

15.4 Notices.

(a) Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by facsimile, or by overnight express mail (e.g., FedEx) to any one (1) member of the Development Committee, Marketing Committee, or Supply Committee as applicable, appointed by the Party which is to receive such written communication, or any other way as the Development Committee, Marketing Committee, or Supply Committee, as applicable, deems appropriate.

(b) Extraordinary notices and communications (including notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Indevus to:

INDEVUS PHARMACEUTICALS, INC.

33 Hayden Avenue

Lexington, MA 02421

Attention: Chief Executive Officer

Fax No.: 781-862-3859

if to Esprit to:

ESPRIT PHARMA, INC.

2 Tower Center Boulevard

East Brunswick, NJ 08816

Attention: Vice President and General Counsel

Fax No.: 732-828-9954

with a copy to:

ALLERGAN, INC.

2525 Dupont Drive

Irvine, CA 92612

Attention: General Counsel

Fax No.: 714-246-4774

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

15.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

15.6 Applicable Law and Venue. This Agreement shall be governed by the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement.

15.7 Entire Agreement. This Agreement, including the schedules hereto, contains the entire understanding of the Parties with respect to the subject matter of this Agreement. All express or implied agreements and understandings, either oral or written, made on or before the Execution Date, including any offering letters or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties. Notwithstanding the foregoing, on and after the Execution Date and prior to the Effective Date, the provisions of the Original Agreement shall continue to apply with respect to all rights and obligations of the Parties, and with respect to any period(s) occurring or ending, prior to the Effective Date; and the provisions of the Original Agreement will be amended, superseded and replaced by this Agreement with respect to all rights and obligations of the Parties, and with respect to any period(s) occurring or commencing, as of and after the Effective Date; provided, however, that, notwithstanding the foregoing, the provisions of Article 14 (including all defined terms used in such provisions) shall be effective as of, and will apply with respect to all rights and obligations of the Parties, and with respect to any period(s) occurring or commencing, as of and after the Execution Date.

15.8 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other Party, without the prior consent of such other Party.

15.9 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.10 Headings; References; Interpretation. The captions to the several Articles, Schedules or Sections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles, Schedules or Sections of this Agreement. Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. Any reference in this Agreement to an Article, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Schedule or Section of this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

15.11 Release. On the Execution Date the Esprit shall deliver to Indevus, and Indevus shall deliver to Esprit, the mutual release in the form attached hereto as Exhibit 15.11. As a condition precedent to the effectiveness of this Agreement, on the Effective Date, the Parties shall deliver a bring-down mutual release in the form attached hereto as Exhibit 15.11.

15.12 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	Chairman and Chief Executive Officer

ESPRIT PHARMA, INC.

By:	/s/ John T. Spitznagel
Name:	John T. Spitznagel
Title:	Chief Executive Officer

SCHEDULES

SCHEDULE 1.47

Indevus Logo

SCHEDULE 3.1

Development Committee Members

Indevus designees:

*

Esprit designees:

*

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.2

Marketing Committee Members

Indevus designees:

*

Esprit designees:

*

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.3

Supply Committee Members

Indevus designees:

*

Esprit designees:

*

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 14.5(a)

*

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 14.5(b)

*

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 14.8(b)

Forecasted Supply Price

Trospium Once-Daily:

*

Trospium Twice-Daily:

*

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 14.13(a)

Manufacturing Scale-Up Requirement

Prior to the Processing Assumption Date, a validated scaled-up * for Trospium Once-Daily Finished Product utilizing *

Prior to the Processing Assumption Date, successful execution means completion of a formal validation protocol that requires at least * full-scale production Batches.

Prior to * after the Processing Assumption Date, Indevus shall support such validated process until a success rate of * is achieved on a total of at least of * production Batches.

*	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 15.11

Release

MUTUAL RELEASE AGREEMENT

This MUTUAL RELEASE AGREEMENT (this “Agreement”) is made as of the Execution [or Effective, for the bring-down release] Date (as defined in the Amended and Restated Agreement (as defined below)), by and between Esprit Pharma, Inc., a Delaware corporation (“Esprit”), and Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”). Esprit and Indevus are also individually referred herein as a “Party,” or collectively as the “Parties.”

RECITALS

A. Esprit (as the successor-in-interest to Odyssey Pharmaceuticals, Inc.) and Indevus are parties to that certain License, Commercialization and Supply Agreement, effective as of April 6, 2004, as amended by Amendment No. 1 thereto, dated as of April 30, 2005, as further amended by the Amendment and Consent Agreement, dated as of May 14, 2005 (collectively, the “Original Agreement”).

B. In connection with the acquisition of Esprit Pharma Holding Company, Inc., the parent of Esprit, by Allergan, Inc., Esprit and Indevus believe it to be in their best interest to amend and restate the Original Agreement by entering into an Amended and Restated License, Commercialization and Supply Agreement (the “Amended and Restated Agreement”).

C. As a condition to entering into the Amended and Restated Agreement, each of the Parties desire to release any and all Claims (as defined below) either Party has against the other, subject to the terms and conditions of and except as otherwise set forth herein.

AGREEMENT

NOW, THEREFORE, in reliance on the mutual covenants, releases, agreements and conditions contained herein and subject to the provisions and terms of this Agreement and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1. Release by Esprit. Effective as of the date hereof, Esprit, on behalf of itself and its (a) successors, assigns, subsidiaries, predecessors, successors-in-interest and purchasers [for bring down, including Allergan]; and (b) Affiliates, officers, directors, executives, employees, and attorneys of Esprit, solely in their respective capacity as Affiliates, officers, directors, executives, employees, and attorneys, of Esprit, and solely to the extent that Esprit has the authority to legally bind such individuals or entities (the “Esprit Representatives”), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of Indevus and the Indevus Representatives (as defined in Section 2) (but, with respect to the Indevus Representatives listed in Section 2(b), only in their capacity as Affiliates, officers, directors, executives, employees, and attorneys, of Indevus) from and against any and all past and present disputes, claims, controversies, demands, rights, actions, liabilities, suits, causes of action, obligations, duties, debts, liens, losses, costs, expenses (including, without limitation, attorneys’ fees) and damages of every nature, kind and description (including, without limitation, breaches of the Original Agreement or the Amended and Restated Agreement), but excluding continuing obligations under the Original Agreement or Article 14 of the Amended and Restated Agreement that have not, as of the Execution Date [for bring down: during the period from and after the Execution Date and prior to the Effective Date], resulted from a breach of the Original Agreement or Amended and Restated Agreement (any and all of the above, “Claims”) that any of Esprit or such Esprit Representatives now has against any of Indevus or such Indevus Representatives, except for those Claims set forth on Schedule A hereto.

2. Release by Indevus. Effective as of the date hereof, Indevus, on behalf of itself and its (a) successors, assigns, subsidiaries, predecessors, successors-in-interest and purchasers; and (b) Affiliates, officers, directors, executives, employees, and attorneys solely in their respective capacity as Affiliates, officers, directors, executives, employees, and attorneys, of Indevus, and solely to the extent that Indevus has the authority to legally bind such individuals and entities (the “Indevus Representatives,” and, together with the Esprit Representatives, “Representatives,” as applicable), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of Esprit [and Allergan [to be included in Effective Date bring down release]] and the Esprit Representatives (but, with respect to the Esprit Representatives listed in Section 1(b), only in their capacity as Affiliates, officers, directors, executives, employees, and attorneys, of Esprit) from and against any and all Claims that any of Indevus or such Indevus Representatives now has against any of Esprit [and Allergan [to be included in Effective Date bring down release]] or such Esprit Representatives, except for those Claims set forth on Schedule B hereto.

3. Section 1542 Waiver. Each Party, on its own behalf and on behalf of its respective Representatives, (a) represents, warrants and acknowledges that such Party has had, or has had and waived, the opportunity to be advised by independent legal counsel as to the contents of Section 1542 of the Civil Code of the State of California (an any analogous law of any other state, locality or other jurisdiction) and (b) hereby expressly waives the benefits and protections thereof and any rights such Party may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Party, on its behalf and on behalf of its Representatives, understands and acknowledges the significance and consequence of its specific waiver of Section 1542 of the Civil Code of the State of California and hereby assumes full responsibility for any injuries, damages, and losses which it may incur as a result of its waiver of Section 1542 of the Civil Code of the State of California.

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4. Agreement as Bar to Future Actions. The Parties understand and agree that this Agreement may be pleaded as a full and complete defense to, and may be used as the basis of an injunction (without the requirement of any security or undertaking) or order of dismissal with prejudice by any court of competent jurisdiction, against any motion, suit, or other proceeding that may be instituted, prosecuted, or attempted by either of the Parties hereto in breach of this Agreement. The Parties further agree that if one of them (the “Breaching Party”) should hereafter commence any suit or otherwise assert any claim against one of the other Party (the “Non-Breaching Party”) concerning any of the Claims released by this Agreement, the Breaching Party shall be unconditionally obligated to pay to the Non-Breaching Party all of such Non-Breaching Party’s reasonable costs of defense against such claim, including but not limited to such Non-Breaching Party’s reasonable attorneys’ fees and all other costs of suit.

5. Representations and Warranties. Each Party hereby represents and warrants that as of the Execution Date [to be Effective Date for bring-down release]:

(a) neither the Party or its Representatives has assigned, transferred, conveyed or otherwise disposed of any Claim against the other Party or its Representatives, or any direct or indirect interest in any such Claim, in whole or in part;

(b) to the best of such Party’s knowledge, no other person or entity has any interest in any of the released Claims;

(c) this Agreement has been duly and validly executed and delivered by such Party;

(d) neither the execution and delivery of this Agreement nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which such Party or any of its Representatives is a party or by which such Party or any of its Representatives is bound, or (ii) result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which such Party or any of its Representatives is subject; and

(e) no authorization, instruction, waiver, consent or approval of any person or entity is required to be obtained by such Party or any of such Party’s Representatives in connection with the execution and delivery of this Agreement or the performance hereof.

6. Modification/Waivers. This Agreement may only be modified, amended or changed by an agreement in writing signed by both Parties.

7. Binding Effect. This Agreement and each provision hereof shall bind and inure to the benefit of the respective heirs, successors, transferees, assigns and personal representatives of the Parties.

8. Governing Law. This Agreement shall be deemed to have been entered into in the State of New York and all questions concerning the validity, interpretation, or performance of any of its terms or provisions or of any rights or obligations of the Parties hereto shall be governed by and resolved in accordance with the laws of the State of New York.

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9. Venue and Jurisdiction. Each Party, on its behalf and on behalf of its Representatives, hereby agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced by a Party in a state or federal court located in the State of New York. Each Party, on its behalf and on behalf of its Representatives, hereby:

(a) expressly and irrevocably consents and submits to the nonexclusive jurisdiction of each state and federal court located in the State of New York in connection with any such legal proceeding;

(b) agrees that each state and federal court located in the State of New York shall be deemed to be a convenient forum;

(c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of New York, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

(d) agrees that nothing contained in this Agreement shall be deemed to limit or otherwise affect the right of a Party to raise this Agreement as a defense in any legal proceeding in any other forum or jurisdiction.

10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes and all of which, when taken together, shall constitute one and the same agreement.

[signature pages follows]

14

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Execution Date [To be Effective Date for bring down release].

INDEVUS PHARMACEUTICALS, INC.

By:
Name:	Glenn L. Cooper, M.D.
Title:	Chairman and Chief Executive Officer

ESPRIT PHARMA, INC.

By:
Name:
Title:

[Signature Page to Mutual Release Agreement]

SCHEDULE A

EXCLUDED ESPRIT CLAIMS

1. With respect to the Release dated as of the Execution Date: None.

2. With respect to the Release dated as of the Effective Date: any Claims with respect to payments that have become due under and pursuant to the Original Agreement or Article 14 of the Amended and Restated Agreement on or after the Execution Date and that are unpaid as of the Effective Date, as specifically scheduled below.

[To be added in release dated as of the Effective Date.]

SCHEDULE B

EXCLUDED INDEVUS CLAIMS

1. With respect to the Release dated as of the Execution Date: None.

2. With respect to the Release dated as of the Effective Date: any Claims with respect to payments that have become due under and pursuant to the Original Agreement or Article 14 of the Amended and Restated Agreement on or after the Execution Date and that are unpaid as of the Effective Date, as specifically scheduled below.

[To be added in release dated as of the Effective Date.]